Exhibit 2.1

SALE AND PURCHASE AGREEMENT

relating to

EMP Group

Execution Version

Sale and Purchase Agreement

by and among

(1)

SP Merchandising Holding GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) under the laws of Germany, registered with the commercial register of the local court of Osnabrück under HRA 204766, with business address at Darmer Esch 70a, 49811 Lingen, Germany

– the “Seller” –

and

(2)

WARNER MUSIC Group Germany Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, registered with the commercial register of the local court of Hamburg under HRB 87402, with business address at Alter Wandrahm 14, 20457 Hamburg.

– the “Purchaser” –

– The Seller and the Purchaser are hereinafter collectively referred to as the “Parties” and individually as a “Party” –

TABLE OF CONTENTS

1 Transaction Dates	11

2 Corporate Status	11

3 Financing Status	13

4 Termination of Financing Agreements	14

5 Termination of Profit and Loss Transfer Agreement	15

6 Sale, Purchase and Transfer of Sold Shares	19

7 Termination and Settlement of Shareholder Loan Claim	19

8 Assumption of Seller’s Group Payables	20

9 Purchase Price	21

10 Rules for Payment	33

11 Closing Conditions; Merger Clearance	35

12 Closing Matters	40

13 Termination	42

14 Seller’s Warranties	43

15 Seller’s Covenants	68

16 Transfer of Employees, Managing Directors and Employee Loans	73

17 Insurances, Payroll Administration and Lease Agreements; Non-Solicitation	77

18 Purchaser’s Remedies	79

19 Cooperation on Tax Matters	85

20 Purchaser’s Guarantees	86

21 Purchaser’s Covenants; Purchaser’s Indemnity	87

22 Seller’s Remedies	89

23 Confidentiality; Announcements	89

24 Miscellaneous	91

EXHIBITS

Exhibit (D)	EMP Group Chart

Exhibit 2.1.3	EMP Shares

Exhibit 2.2	Subsidiaries

Exhibit 3.2	Financing Security

Exhibit 3.4	Seller’s Group Payables

Exhibit 5.1-1	Form of PLTA Termination Letter

Exhibit 5.1-2	Form of PLTA Termination Resolutions

Exhibit 5.6-1	Form of Closing EMP Contribution Agreement

Exhibit 5.6-2	Form of Closing EMP Payment Request

Exhibit 6.2-1	German Share Transfer Agreement

Exhibit 6.2-2	Belgian Share Transfer Agreement

Exhibit 7.1-1	Form of Closing MIG Contribution Agreement

Exhibit 7.1-2	Form of Closing MIG Payment Request

Exhibit 7.2	Form of Shareholder Loan Termination Agreement

Exhibit 8.1	Form of Seller’s Group Payables Assumption Agreement

Exhibit 8.2	Form of Consent to Seller’s Group Payables Assumption Agreement

Exhibit 12.2.3	Closing Confirmation

Exhibit 14.1.3-1	Seller’s Knowledge Individuals

Exhibit 14.1.3-2	Due Inquiry Individuals

Exhibit 14.7.1	2017 Accounts

Exhibit 14.7.2	2017 Group Accounts and 2016 Group Accounts

Exhibit 14.7.3	EMP Accounts

Exhibit 14.7.4	MIG Accounts

Exhibit 14.7.5	Half Year Accounts

Exhibit 14.14.1	Licensing Agreements

Exhibit 15.3	Seller’s Closing Certificate

Exhibit 16.1-1	Seller’s Employees

Exhibit 16.1-2	EMP Service Termination Agreement

Exhibit 16.3	Transfer Notice

Exhibit 17.1.1	Insurance Agreements

Exhibit 17.2.1	Payroll Administration Agreement

Exhibit 17.4	Non-Solicitation Executives

Exhibit 18.2.3	Purchaser’s Deal Team

Exhibit 18.6.1	W&I Insurance

SCHEDULES

Schedule 9.1.7(a)	Net Working Capital Schedule

Schedule 9.1.7(b)	Illustrative Net Working Capital

Schedule 9.1.9	Exclusions from Indebtedness

Schedule 14.8	Enterprise Agreements

Schedule 14.9.1-1	Registered EMP Intellectual Property

Schedule 14.9.1-2	Licensed Intellectual Property

Schedule 14.11.1	Owned Real Property

Schedule 14.11.2	Leased Real Property

Schedule 14.14.1	Material Agreements

Schedule 14.15.1	Collective Bargaining Agreements

Schedule 14.15.2	Mass Layoffs

Schedule 14.15.3	Business Employees

Schedule 14.15.4	Freelancers

Schedule 14.15.6	Benefit Schemes

Schedule 14.15.7	Pension Plans

Schedule 14.18.1	Insurance Policies

Schedule 14.19.1	Litigation Proceedings

Schedule 14.19.2	Product Recalls

Schedule 14.20.5	Tax Audits

Schedule 14.22	Conduct of Business

Schedule 14.23	Related Party Transactions

Schedule 14.24	Broker Fee

Schedule 14.25.1	Major Suppliers and Major Licensors

Schedule 14.25.2	Disputes with Major Suppliers and Major Licensors

DEFINITIONS

2

2016 Group Accounts	Section 14.7.2

2017 Accounts	Section 14.7.1

2017 Group Accounts	Section 14.7.2

3

338 Election Covenant	Section 21.5.3

A

Accounting Referee	Section 9.1.1

Adjustment Time	Section 9.1.2

Affiliate	Section 5.5

After Tax Transaction Bonus	Section 10.1

Agent	Section 3.1.1

Agreed Principles	Section 9.1.3

Agreement	Recital (E)

Alternative Transaction	Section 15.5

Assets	Section 14.12

B

Bank Debt Account	Section 4.3

Base Purchase Price	Section 9.2

Basket	Section 18.4.1(b)

Belgian Share Transfer Agreement	Section 6.2

Belgian Shares	Section 2.1.3

BGB	Section 14.1.1

Breach	Section 18.1.1

Bring Down Covenant	Section 14.1.7

Business	Recital (D)

Business Day	Section 4.3

Business Employees	Section 14.15.3

C

Cash Equivalents	Section 9.1.4

Cash Purchase Price	Section 9.3.3

Closing	Section 12.1

Closing Actions	Section 12.2.1

Closing Cash	Section 9.1.5

Closing Condition	Section 11.1

Closing Conditions	Section 11.1

Closing Confirmation	Section 12.2.3

Closing Date	Section 1.2

Closing EMP Contribution Agreement	Section 5.6

Closing EMP Contribution Amount	Section 5.6

Closing EMP Payment Request	Section 5.6

Closing Indebtedness	Section 9.1.6

Closing Material Adverse Effect	Section 11.1.2

Closing MIG Contribution Agreement	Section 7.1

Closing MIG Payment Request	Section 7.1

Closing Net Working Capital	Section 9.1.7

Closing Seller Transaction Expenses	Section 9.1.8

Closing Seller’s Group Payables Amount	Section 9.1.13

Closing Statement	Section 9.4.1

Closing Statement Delivery Date	Section 9.4.1

Commitments	Section 11.2.4

Companies	Section 2.1.1

Company	Section 2.1.1

Confidential Information	Section 23.1

D

De Minimis	Section 18.4.1(a)

Deficit	Section 9.5.7 (b)

Disclosure Schedules	Section 14.1.6

E

EMP	Section 2.1.1

EMP Accounts	Section 14.7.3

EMP Group	Recital (D)

EMP Group Companies	Section 2.2

EMP Group Company	Section 2.2

EMP Intellectual Property	Section 14.9.3

EMP IP Agreements	Section 14.9.6

EMP IT Systems	Section 14.9.7

EMP Service Agreements	Section 16.1

EMP Service Termination Agreement	Section 16.1

EMP Shares	Section 2.1.3

Employee Loan	Section 16.6

Employee-Related Liabilities	Section 16.5.1

Employment Offer	Section 16.2.2

EMP’s Account	Section 10.4

Environment	Section 14.17

Environmental Claim	Section 14.17

Environmental Contamination	Section 14.17

Environmental Law	Section 14.17

Escrow Accounts	Section 10.6

Escrow Agent	Section 9.8.1

Escrow Agreement	Section 9.8.2

Escrow Amounts	Section 10.2

Escrow Funds	Section 9.8.2

Excess Amount	Section 9.3.1

Existing PLTA Shareholder Loan	Section 5.6

Existing Profit Transfer Claim	Section 2.3

F

Facilities Repayment Amount	Section 4.2

Fairly Disclosed	Section 18.2

Final Closing Statement	Section 9.5.1

Financing	Section 15.4

Financing Agreements	Section 3.1

Financing Security	Section 3.2

Fundamental Warranties	Section 14.1.1

G

German GAAP	Section 5.2

German Share Transfer Agreement	Section 6.2

German Transfer Pricing Taxes	Section 21.5.1

GP	Recital (B)

H

Half Year Accounts	Section 14.7.5

HoldCo	Recital (B)

I

Indebtedness	Section 9.1.9

Indemnity Escrow Account	Section 10.5

Indemnity Escrow Amount	Section 10.2

Initial Cash Purchase Price	Section 9.3.3

Initial Closing Cash	Section 9.4.1

Initial Closing Indebtedness	Section 9.4.1

Initial Closing Net Working Capital	Section 9.4.1

Initial Closing Seller Transaction Expenses	Section 9.4.1

Initial Purchase Price	Section 9.3.1

Initial Seller’s Group Payables Amount	Section 9.4.1

Insurance Agreements	Section 17.1.1

Insurance Policies	Section 14.18.1

Insured Claims	Section 18.6.2

Insurer	Section 18.6.1

Intellectual Property	Section 14.9.1

Intercreditor Agreement	Section 3.1.2

Interim Period	Section 15.1.1

Intermediate HoldCo	Recital (B)

L

Large Belgium	Section 2.1.2

Leased Real Property	Section 14.11.2

Licensed Intellectual Property	Section 14.9.1

Longstop Date	Section 13.1.2(a)

Losses	Section 18.1.2

M

Major Licensors	Section 14.25.1

Major Suppliers	Section 14.25.1

Managing Directors	Section 16.4

Material Adverse Effect	Section 14.1.5

Material Agreements	Section 14.14.1

Material IP Rights	Section 14.9.1

Material Permits	Section 14.16.1

Merger Clearance	Section 11.1.4

Merger Control Filings	Section 11.2.1

MIG	Section 2.1.1

MIG Accounts	Section 14.7.4

MIG EMP Shares	Section 14.3.1

MIG Shares	Section 2.1.3

P

Parent	Recital (B)

Parties	Parties Section

Party	Parties Section

Payroll Administration Agreement	Section 17.2.1

Personal Information	Section 14.10.1

PLTA	Section 2.3

PLTA Loss Compensation Claim	Section 5.3.1

PLTA Period	Section 5.2

PLTA Profit Transfer Claim	Section 5.3.1

PLTA Shareholder Loan	Section 5.3.3

PLTA Termination Accounts	Section 5.2

PLTA Termination Letter	Section 5.1

PLTA Termination Resolutions	Section 5.1

Processing	Section 14.10.1

Public Subsidies	Section 14.21

Purchase Price	Section 9.2

Purchase Price Escrow Account	Section 10.6

Purchase Price Escrow Amount	Section 10.2

Purchaser	Parties Section

Purchaser Claim	Section 18.1.1

Purchaser’s Warranties	Section 20

R

Reference Working Capital	Section 9.1.9

Registered EMP Intellectual Property	Section 14.9.1

Related Party Agreement	Section 14.23

Release Agreement	Section 4.4

Retained Employees	Section 16.2.3

S

Secondary Claims	Section 21.3

Security Agent	Section 3.1.1

Seller	Parties Section

Seller Transaction Expenses	Section 9.1.11

Seller’s Account	Section 10.4

Seller’s Closing Certificate	Section 15.3

Seller’s Covenants	Section 15.1

Seller’s Employees	Section 16.1

Seller’s Group	Recital (B)

Seller’s Group Companies	Recital (B)

Seller’s Group Payables	Section 3.4

Seller’s Group Payables Assumption Agreement	Section 8.1

Seller’s Indemnitees	Section 21.3

Seller’s Knowledge	Section 14.1.3

Seller’s Related Persons	Section 14.12

Seller’s Warranty / Warranties	Section 14.1.1

Senior Facilities Agreement	Section 3.1.1

Service Agreements	Section 16.4

Shareholder Loan	Section 3.3

Shareholder Loan Claim Amount	Section 7.1

Shareholder Loan Termination Agreement	Section 7.2

Signing Date	Section 1.1

Sold Shares	Section 2.1.3

Subsidiaries	Section 2.2

Subsidiary	Section 2.2

Surplus	Section 9.5.7(a)

T

Tax	Section 14.20.10

Tax Audit	Section 14.20.11

Tax Authority	Section 14.20.12

Tax Return	Section 14.20.13

Taxes	Section 14.20.10

Title Warranties	Section 14.1.1

TopCo	Recital (B)

Transfer Notice	Section 16.3

Transferred Employees	Section 16.2.3

V

Verwaltungs GmbH	Recital (B)

W

W&I Insurance	Section 18.6.1

Warranty Liability Cap	Section 18.6.2

WC Cap	Section 9.1.12

Recitals

(A)	The Seller is a limited partnership (Kommanditgesellschaft) under the laws of Germany, registered with the commercial register of the local court of Osnabrück under HRA 204766.

(B)

The Seller’s sole general partner is SP Merchandising Holding Verwaltungs (GP) GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, registered with the commercial register of the local court of Osnabrück under HRB 209765 (“Verwaltungs GmbH”). The Seller’s sole limited partner is SP Merchandising Intermediate Holdco S.à r.l., a private limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies under B 198884 (“Intermediate HoldCo”). Intermediate HoldCo’s sole shareholder is SP Merchandising Holdco S.à r.l., a private limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies under B 198858 (“HoldCo”). HoldCo’s sole shareholder is SP Merchandising Parent S.à r.l., a private limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies under B 198837 (“Parent”). Parent’s sole shareholder is SP Merchandising Topco S.C.A., a partnership limited by shares (société en commandite par actions) under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies under B 198802 (“TopCo”). TopCo’s sole general partner is SP Merchandising GP S.à r.l., a private limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies under B 198749 (“GP”). The Seller, Verwaltungs GmbH, Intermediate HoldCo, HoldCo, Parent, TopCo and GP are hereinafter collectively referred to as the “Seller’s Group” and/or the “Seller’s Group Companies”.

(C)	The Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, registered with the commercial register of the local court of Hamburg under HRB 87402.

(D)

The Seller is the direct or indirect owner of the companies set out in the group chart attached hereto as Exhibit (D) (the “EMP Group”). The EMP Group is active in the trade of textiles, gifts, memorabilia, toys and media, as well as participation in live (including music) events, including licensing, purchasing and sourcing rights and products from third parties (the “Business”).

(E)

The Seller intends to sell the EMP Group and the Business to the Purchaser and the Purchaser intends to acquire the EMP Group and the Business from the Seller, in each case in accordance with, and subject to the terms and conditions of, this sale and purchase agreement (the “Agreement”).

NOW, THEREFORE, the Parties agree as follows:

1	Transaction Dates

1.1	“Signing Date” shall be the day on which this Agreement has been duly executed.

1.2

“Closing Date” shall be (i) the day which is five (5) Business Days after the date on which the Closing Conditions pursuant to Section 11.1 have been fulfilled or duly waived (other than the Closing Conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such Closing Conditions at the Closing) or (ii) any other date as agreed in writing between the Parties after the Signing Date; provided, that, notwithstanding the foregoing clauses (i) and (ii), in no event shall the Closing occur prior to 5 October 2018.

2	Corporate Status

2.1	Companies; Sold Shares

2.1.1

Companies. The Seller holds (i) 78% of the share capital of E.M.P. Merchandising Handelsgesellschaft mbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, registered with the commercial register of the local court of Osnabrück under HRB 100299, having its registered office at Darmer Esch 70a, 49811 Lingen (“EMP”) and (ii) 100% of the share capital of MIG Merchandising Investment GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, registered with the commercial register of the local court of Osnabrück under HRB 209719, having its registered office at Darmer Esch 70a, 49811 Lingen (“MIG”). EMP and MIG are hereinafter collectively referred to as the “Companies” and individually a “Company”.

2.1.2

Belgian Subsidiary. The Seller holds 0.27% of the share capital of Large Popmarchandising BVBA, a limited liability company (Besloten Vennootschap met Beperkte Aansprakelijkheid) under the laws of Belgium, registered with the Crossroads Bank for Enterprises under company number VAT BE-0455.744.996 (RLE Antwerp, Antwerp division), having its registered office at Middelmolenlaan 175/23, 2100 Deurne, Belgium (“Large Belgium”).

2.1.3

Sold Shares. EMP’s registered share capital amounts to an aggregate amount equal to EUR 5,630,760 and is divided into thirteen (13) shares as further set out in Exhibit 2.1.3. The Seller holds the shares in EMP with the consecutive numbers (laufende Nummern) No. 1.1, No. 2.1 and No. 3 to (and including) No. 9 and with an aggregate nominal amount equal to EUR 4,391,992 (the “EMP Shares”). MIG’s registered share capital amounts to EUR 973,200 and is divided into 973,200 shares with the consecutive numbers (laufende Nummern) No. 1 to No. 973,200 with a nominal amount equal to EUR 1 each of which is held by the Seller (the “MIG Shares”). Large Belgium’s share capital is divided into 750 shares. The Seller holds two (2) shares in Large Belgium (the “Belgian Shares”). The EMP Shares, the MIG Shares and the Belgian Shares are hereinafter collectively referred to as the “Sold Shares”.

2.2	EMP Group Companies

The Companies hold, directly or indirectly, shares or equity interests in the entities as set forth in Exhibit 2.2 (collectively, the “Subsidiaries” and individually a “Subsidiary”). The Companies and the Subsidiaries are hereinafter collectively referred to as the “EMP Group Companies” and individually an “EMP Group Company”. To the extent this Agreement purports to impose any action, obligation or responsibility on (i) any EMP Group Company between the date hereof and the Closing Date, then it shall be an absolute obligation of the Seller (verschuldensunabhängige Verpflichtung) to fulfill, or to cause such EMP Group Company to fulfill, such action, obligation or responsibility unless a different standard is explicitly set forth in this Agreement (in particular under Sections 15.1.1 and 15.1.2), and (ii) any other Affiliate of Seller or any Seller Related Person (excluding, for the avoidance of doubt, the EMP Group Companies), and the Seller has to use a certain standard of efforts to procure or cause the occurrence of such action, obligation or responsibility, then the Seller shall use the respective standard of efforts to attempt to procure or cause such action, obligation or responsibility to be fulfilled. The preceding sentence shall apply mutatis mutandis to the Purchaser, it being understood that subsection (i) shall apply to the Purchaser only as from the Closing Date.

2.3	Profit and Loss Transfer Agreement

EMP in its capacity as controlled entity (abhängiges Unternehmen) is party to a certain profit and loss transfer agreement (Gewinnabführungsvertrag) with the Seller in its capacity as controlling entity (herrschendes Unternehmen) dated 1 September 2016 (the “PLTA”). The PLTA was registered with the commercial register of EMP on 9 November 2016. The Seller currently has a due and payable claim against EMP in the amount of EUR 13,399,418.45 deriving from the profit transfer obligations for the fiscal year 2017 which has not yet been satisfied (erfüllt) by EMP (the “Existing Profit Transfer Claim”).

3	Financing Status

3.1	Financing Agreements

Certain of the Seller’s Group Companies and the EMP Group Companies are parties to the following financing arrangements:

3.1.1

A certain senior facilities agreement dated 25 July 2015 entered into, by and among others, HoldCo as parent and guarantor, the Seller as original borrower and guarantor, NIBC Bank N.V. as agent (the “Agent”) and security agent (the “Security Agent”) and certain financial institutions as lenders providing for (i) term loan facilities in the aggregate principal amount of EUR 73,000,000, comprising (a) a Euro tranche in the aggregate principal amount of EUR 27,000,000 (Facility A) and (b) a Euro tranche in the aggregate principal amount of EUR 46,000,000 (Facility B) and (ii) a revolving facility in the aggregate principal amount of EUR 15,000,000 (as amended, extended, supplemented and/or restated from time to time prior to the date hereof, the “Senior Facilities Agreement”); and

3.1.2

A certain intercreditor agreement dated 25 July 2015 entered into between, among others, HoldCo as parent, the Parent as original subordinated creditor, certain Seller’s Group Companies as intra-group lenders and/or debtors and the Agent as agent (as amended, supplemented and/or restated from time to time prior to the date hereof, the “Intercreditor Agreement”).

The Senior Facilities Agreement and the Intercreditor Agreement are hereinafter collectively referred to as the “Financing Agreements”.

3.2	Financing Security

Certain of the EMP Group Companies and the Seller’s Group Companies granted certain security to the Security Agent for and on behalf of the secured parties under the Financing Agreements as further set out in Exhibit 3.2 (the “Financing Security”).

3.3	Shareholder Loan

The Seller as lender has granted an interest-bearing loan to MIG as borrower under a certain shareholder loan agreement dated 11 August 2015 with a principal amount of EUR 2,598,464.24 (in words: Euro two million five hundred ninety-eight thousand four hundred and sixty-four and twenty-four cents) bearing interest at a rate which is calculated in accordance with Section 12.1 of the Senior Facilities Agreement plus a margin of 0.10% (the “Shareholder Loan”). As of 31 December 2017, the outstanding amount (including unpaid interest accrued thereon) under the Shareholder Loan was equal to EUR 2,694,175.21 (in words: Euro two million, six hundred ninety-four thousand, one hundred seventy-five and twenty-one cents).

3.4	Seller’s Group Payables

Prior to the Signing Date, EMP has cash funded, and might further cash fund until the Closing (with the prior written consent of the Purchaser), in the ordinary course of business and in accordance with past practice, certain expenses and tax payments of certain Seller’s Group Companies as further set out in Exhibit 3.4, provided that such additional cash funding shall not require the prior written consent of the Purchaser if and to the extent it is required to pay salaries, in the ordinary course of business, of the Seller’s Employees for the time period as from the calendar month in which the Signing Date falls until the calendar month in which the Closing Date falls. The payables of the relevant Seller’s Group Companies resulting from such cash funding are hereinafter referred to as the “Seller’s Group Payables”. As of 27 August 2018, the outstanding amount of the Seller’s Group Payables was equal to EUR 4,223,142.26 (in words: Euro four million two hundred twenty-three thousand one hundred forty-two and twenty-six cents).

4	Termination of Financing Agreements

4.1	Termination

The Seller shall procure (steht dafür ein) that the Financing Agreements and all outstanding commitments thereunder shall be terminated in accordance with the terms and conditions of the Financing Agreements upon notice from HoldCo to the Agent with effect as of the Closing Date.

4.2	Facilities Repayment Amount

All amounts drawn by the Seller, EMP, MIG and asap graphics Werbeagentur GmbH under the Senior Facilities Agreement including (i) accrued interest thereon, (ii) any prepayment, make whole, commitment and other fees and costs then due and outstanding (including any make whole amount), (iii) the provision of cash cover for any letters of credit and bank guarantees issued under the Financing Agreements and (iv) all other amounts then outstanding and due (fällig) and payable (zahlbar) for repayment under the Senior Facilities Agreement on the Closing Date shall be referred to as the “Facilities Repayment Amount”.

4.3	Notification

The Seller shall notify the Purchaser of (i) the Facilities Repayment Amount and (ii) the bank accounts for the payment of the Facilities Repayment Amount on the Closing Date (the “Bank Debt Account”), in each case as notified by the Agent in accordance with the terms of the Financing Agreements and provide the Purchaser with a copy of the duly executed Release Agreement (to become effective upon payment of the Facilities Repayment Amount into the Bank Debt Account), no later than three (3) Business Days (as defined below) prior to the Closing Date. “Business Day” means a day on which banks in Munich (Germany), New York (United States), London (United Kingdom) and Luxembourg are generally open for business.

4.4	Release Agreement

Promptly following the Signing Date, the Seller shall, in consultation with the Purchaser, agree with and obtain from the Security Agent (and the other finance parties to the Senior Facilities Agreement, if appropriate) a release letter and/or a release agreement, in relation to the Financing Agreements, which shall be in form and substance reasonably acceptable to the Purchaser, providing for the release of the Financing Security, any guarantees and any other obligations granted, incurred or otherwise entered into under or in connection with the Financing Agreements and, as the case may be, the re-transfer, re-assignment, discharge and cancellation of all of the security interests, assets, rights, encumbrances, liens and liabilities under the Financing Agreements, in each case upon and subject only to receipt of the Facilities Repayment Amount into the Bank Debt Account (the “Release Agreement”).

5	Termination of Profit and Loss Transfer Agreement

5.1	Termination

The Seller shall (i) terminate the PLTA with effect as of the expiration of the Closing Date by issuing a termination letter (Kündigungsschreiben) addressed to EMP and providing for a termination for cause (aus wichtigem Grund) pursuant Section 5.3(a) of the PLTA based on the consummation of the transactions contemplated under this Agreement in the form as attached hereto as Exhibit 5.1-1 (the “PLTA Termination Letter”) and (ii) shall pass corresponding shareholder resolutions authorizing the termination of the PLTA in the form as attached hereto as Exhibit 5.1-2 (the “PLTA Termination Resolutions”), and the Purchaser shall procure (steht dafür ein) that such termination of the PLTA is filed for registration with the competent commercial register without undue delay after the Closing. The Seller shall deliver the duly executed PLTA Termination Letter to the acting notary on the Closing Date to be held in escrow. The Parties hereby instruct the acting notary to immediately deliver the PLTA Termination Letter to the managing directors of EMP upon receipt of a copy of the Closing Confirmation (as defined in Section 12.2.3 below). As from the Signing Date and until the Closing Date, the Seller shall use reasonable best efforts not to take any actions in respect to the PLTA which will cause the PLTA not to be accepted for German Tax purposes as properly executed for the period of time in which it has been in force and as properly terminated. For the avoidance of doubt, this shall not limit the Seller in taking any actions that have been agreed in this Agreement with respect to the PLTA.

5.2	PLTA Termination Accounts

The Purchaser shall procure (steht dafür ein) that EMP shall prepare interim financial statements of EMP for the period starting 1 January 2018 and ending on the Closing Date (the “PLTA Period”) (comprising a balance sheet as of the Closing Date and a profit and loss statement for the PLTA Period) in accordance with German Generally Accepted Accounting Principles (Grundsätze ordnungsmäßiger Buchführung) as set out in the German Commercial Code (HGB) (the “German GAAP”) and, to the extent compliant with German GAAP, the accounting principles, policies, practices, evaluation rules and procedures, methods and bases as applied in the EMP Accounts, and have them audited by a reputable auditor in accordance with the applicable standards (the “PLTA Termination Accounts”). The Purchaser shall provide the PLTA Termination Accounts to the Parties as soon as possible following the Closing Date, however no later than one hundred fifty (150) days after the Closing Date, and all fees, expenses and costs (including those of the auditor) incurred in connection with the preparation of the PLTA Termination Accounts shall be borne equally by the Purchaser and the Seller. The Parties shall provide each other with such cooperation, information and materials as either of them may reasonably request in connection with the preparation of the PLTA Termination Accounts.

5.3	Determination and Settlement of PLTA Claims

5.3.1

Determination. The amount owed by the Seller to EMP as compulsory loss compensation payment (Verlustausgleichsanspruch) for the PLTA Period (the “PLTA Loss Compensation Claim”) or the amount owed by EMP to the Seller as profit transfer obligation (Gewinnabführungsverpflichtung) for the PLTA Period (the “PLTA Profit Transfer Claim”), as the case may be, shall be determined on the basis of the PLTA Termination Accounts.

5.3.2

PLTA Loss Compensation Claim. In the event that the PLTA Termination Accounts show a PLTA Loss Compensation Claim, the Purchaser shall indemnify and hold harmless the Seller from the PLTA Loss Compensation Claim towards EMP (including accrued interest thereon) and pay for the account and under full release and discharge of the Seller the amount due and payable under the PLTA Loss Compensation Claim including accrued interest thereon, if any, to EMP’s Account in accordance with Section 10.4 below no later than five (5) Business Days after receipt of the PLTA Termination Accounts.

5.3.3

PLTA Profit Transfer Claim. In the event that the PLTA Termination Accounts show a PLTA Profit Transfer Claim, the Seller shall, and shall cause EMP to, agree to a conversion of the PLTA Profit Transfer Claim into an interest bearing shareholder loan (the “PLTA Shareholder Loan”). Subject to Closing having occurred, the Seller and the Purchaser shall agree to a transfer of the PLTA Shareholder Loan to the Purchaser (Vertragsübernahme) with all rights and obligations pertaining thereto (including accrued interest thereon as of the Closing Date). The Purchaser shall procure (steht dafür ein) that EMP shall duly perform all of its obligations (including tax obligations) in relation to the PLTA Profit Transfer Claim, and the PLTA Shareholder Loan. The Seller shall pay to the Purchaser an amount equal to the German withholding tax (Kapitalertragsteuer) which EMP paid to the Tax Authorities for the account of the Seller with respect to the settlement of the PLTA Profit Transfer Claim under this Section 5.3.3. If the competent Tax Authority denies the Seller a refund of such German withholding tax (Kapitalertragsteuer) for the reason that in the view of such Tax Authority based on a respective notice the profit distribution with respect to the settlement of the PLTA Profit Transfer Claim under this Section 5.3.3 is attributable to the Purchaser, Purchaser shall be obliged to repay to the Seller the relevant amount of German withholding tax (Kapitalertragsteuer) that has been paid by the Seller to the Purchaser within twenty (20) Business Days after its receipt of a written payment request of the Seller.

5.3.4

Settlement of Claims. Following the Closing, the Purchaser shall settle upon request of the Seller, by way of actual payment to EMP for the account and on behalf of the Seller, any and all claims of EMP against the Seller in connection with the PLTA for periods up until the Closing Date. If and to the extent that the Seller receives after the Closing Date a payment by EMP (other than any payment under the PLTA Profit Transfer Claim which shall exclusively be dealt with under Section 5.3.3 above and/or any payment under the Existing Profit Transfer Claim to the extent the Existing Profit Transfer Claim is not settled prior to the Closing Date) in connection with the PLTA, the Seller shall pay an amount equal to such amount actually received from EMP plus the amount of German withholding tax (Kapitalertragsteuer), if any, which EMP withheld and paid to the Tax Authorities with respect to such amount for the account of the Seller to the

Purchaser. Any payment by the Purchaser and/or the Seller, as the case may be, under this Section 5.3.4 shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable law.

5.4	Compliance with PLTA; Amendments

As from the Closing, the Purchaser shall procure (steht dafür ein) that (i) EMP shall duly perform all of its obligations under the PLTA in relation to any periods up to the Closing Date and (ii) the Tax returns and the financial statements of EMP for any periods up to the Closing Date shall not be amended to the extent, in regards to financial statements of EMP, this would cause a liability of the Seller to compensate additional losses or to repay any profits received under the PLTA, except for any amendments which are mandatory under applicable law or which are required by the Tax Authorities to be made pursuant to a binding Tax assessment to Tax returns in order to reflect findings of a Tax Audit. Upon the request of the Seller, the Purchaser shall cause EMP to file objections and appeals against any such Tax assessment in accordance with the Seller’s directions. The Purchaser shall and shall procure (steht dafür ein) that EMP shall not agree, settle, waive or otherwise come to arrangements with the Tax Authorities concerning Taxes for the relevant time periods up to the Closing Date without the prior written consent of the Seller.

5.5	Security to Creditors

The Purchaser shall, following the Closing, (i) furnish at any time security to any creditor of EMP requested by such creditor from the Seller or any of its affiliates, in the meaning of Sections 15 et seq. of the German Stock Corporation Act (AktG) (an “Affiliate”), to which such creditor is entitled pursuant to Section 303 of the German Stock Corporation Act (AktG) as a result of the termination of the PLTA and (ii) ensure that any such securities granted by the Seller or by any of the Seller’s Affiliates as a result of the termination of the PLTA, as the case may be, are being fully released and replaced.

5.6	Settlement of Existing Profit Transfer Claim

Prior to Closing, the Seller shall, and shall cause EMP to, agree to a conversion of the Existing Profit Transfer Claim into an interest bearing shareholder loan (the “Existing PLTA Shareholder Loan”). The Seller shall enter into a contribution agreement with EMP substantially in the form as attached hereto as Exhibit 5.6-1 (the “Closing EMP Contribution Agreement”) pursuant to which the Seller shall undertake to make a contribution in cash into the free capital reserves of EMP pursuant to Section 272 para. 2 no. 4 of the German Commercial Code (HGB) in an amount equal to the amount of the Existing PLTA Shareholder Loan (including interest accrued until the Closing Date) (the “Closing EMP Contribution

Amount”), due and payable at Closing. The Parties agree that the payment by the Purchaser at Closing of a portion of the Initial Purchase Price equal to the Closing EMP Contribution Amount shall be settled at Closing and treated as payment of such amount at Closing as follows: (i) by the Purchaser at the request of the Seller to EMP in fulfillment of Seller’s contribution obligation pursuant to the Closing EMP Contribution Agreement, (ii) by the Purchaser at the request of EMP to the Seller in fulfillment of the Existing PLTA Shareholder Loan and (iii) by the Purchaser to the Seller in fulfillment of its obligation to pay at Closing a corresponding amount of the Initial Purchase Price. The Seller shall procure that EMP will issue no later than three (3) Business Days prior to the Closing Date a request pursuant to clause (ii) above substantially in the form as attached hereto as Exhibit 5.6-2 (the “Closing EMP Payment Request”) to the Seller and the Purchaser.

6	Sale, Purchase and Transfer of Sold Shares

6.1	Sale and Purchase of Sold Shares

The Seller hereby sells (verkaufen) to the Purchaser the Sold Shares. The Sold Shares are sold to the Purchaser with economic effect (wirtschaftliche Wirkung) as of the Closing Date, with all rights and obligations then pertaining thereto, including the right to receive all then undistributed profits for the Companies’ current fiscal year as well as all profits for the Companies’ previous fiscal years not yet distributed prior to or on the Closing Date, except for the Existing Profit Transfer Claim. The Purchaser accepts such sale and purchase of the Sold Shares.

6.2	Transfer of Sold Shares

Subject to (aufschiebend bedingt) the satisfaction of the Closing Conditions, the Seller hereby undertakes to transfer and assign (abzutreten) the Sold Shares to the Purchaser on the Closing Date free and clear of all encumbrances and the Purchaser undertakes to accept such transfer and assignment. The EMP Shares and the MIG Shares shall be transferred in accordance with the terms and conditions of a separate transfer agreement substantially in the form as attached hereto as Exhibit 6.2-1 (the “German Share Transfer Agreement”), the Belgian Shares shall be transferred in accordance with the terms and conditions of a separate transfer agreement substantially in the form as attached hereto as Exhibit 6.2-2 (the “Belgian Share Transfer Agreement”).

7	Termination and Settlement of Shareholder Loan Claim

7.1	Settlement of Shareholder Loan

Prior to Closing, the Seller shall enter into a contribution agreement with MIG substantially in the form as attached hereto as Exhibit 7.1-1 (the “Closing MIG

Contribution Agreement”) pursuant to which the Seller shall undertake to make a contribution in cash into the free capital reserves of MIG pursuant to Section 272 para. 2 no. 4 of the German Commercial Code (HGB) in an amount equal to the claim for repayment of the outstanding principal amount under the Shareholder Loan and the claim for payment of carried, unpaid interest accrued thereon until the Closing Date (collectively, the “Shareholder Loan Claim Amount”), due and payable at Closing. The Parties agree that the payment by the Purchaser at Closing of a portion of the Initial Purchase Price equal to the Shareholder Loan Claim Amount shall be settled at Closing and treated as payment of such amount at Closing as follows: (i) by the Purchaser at the request of the Seller to MIG in fulfillment of Seller’s contribution obligation pursuant to the Closing MIG Contribution Agreement, (ii) by the Purchaser at the request of MIG to the Seller in fulfillment of the obligation to pay the Shareholder Loan Claim Amount and (iii) by the Purchaser to the Seller in fulfillment of its obligation to pay at Closing a corresponding amount of the Initial Purchase Price. The Seller shall procure that MIG will issue no later than three (3) Business Days prior to the Closing Date a request pursuant to clause (ii) above substantially in the form as attached hereto as Exhibit 7.1-2 (the “Closing MIG Payment Request”) to the Seller and the Purchaser.

7.2	Termination of Shareholder Loan

The Seller shall terminate on or prior to the Closing Date the Shareholder Loan and cancel and waive all claims and obligations thereunder, if any, except for the settlement of the Shareholder Loan Claim Amount which is to be effectuated with effect as of the Closing Date pursuant to Section 7.1 above in accordance with a separate termination and waiver agreement substantially in the form attached hereto as Exhibit 7.2 (the “Shareholder Loan Termination Agreement”).

7.3	Indemnity

If until (and including) the first (1st) anniversary of the Closing Date, MIG or a third party files for insolvency of MIG pursuant to Sections 17 et seqq. of the German Insolvency Code (InsO), the Purchaser shall indemnify and hold harmless the Seller from and against any claims of the insolvency administrator (Insolvenzverwalter) of MIG against the Seller pursuant to Section 135 para. 1 no. 2 German Insolvency Code (InsO) for repayment of the Shareholder Loan Claim Amount repaid by MIG to the Seller in accordance with Section 7.1 above. The preceding sentence shall apply mutatis mutandis to EMP with respect to the PLTA Shareholder Loan.

8	Assumption of Seller’s Group Payables

8.1	The Purchaser shall, on the Closing Date, assume all obligations and liabilities in connection with the Seller’s Group Payables as of the Closing from, and under full release (mit schuldbefreiender Wirkung) of, the respective Seller’s Group Companies by means of entering into an assumption agreement substantially in the form as attached hereto as Exhibit 8.1 (the “Seller’s Group Payables Assumption Agreement”).

8.2

The Seller shall procure (steht dafür ein) that on the Closing Date, (i) the respective Seller’s Group Companies enter into the Seller’s Group Payables Assumption Agreement with the Purchaser and (ii) EMP as creditor of the Seller’s Group Payables in such capacity declares its consent to the contemplated assumption by the Purchaser in accordance with the Seller’s Group Payables Assumption Agreement, by written declaration substantially in the form as attached hereto as Exhibit 8.2.

9	Purchase Price

9.1	Definitions

9.1.1

“Accounting Referee” means an independent, internationally recognized public accounting firm to be mutually agreed by the Purchaser and the Seller; provided that the team at such Accounting Referee dedicated to the transactions contemplated hereby shall be independent from any other transactions involving the Seller or the Purchaser or their respective Affiliates.

9.1.2	“Adjustment Time” means as of immediately prior to the Closing.

9.1.3

“Agreed Principles” means (a) the accounting principles, practices, procedures, policies and methods used in the preparation of the 2017 Accounts and (b) to the extent consistent therewith, German GAAP.

9.1.4

“Cash Equivalents” means solely the following items (described in the EMP Accounts) in an aggregate amount equal to EUR 187,000.00 (in words: Euro one hundred and eighty-seven thousand) comprising of: (i) EUR 108,000.00 (in words: Euro one hundred and eight thousand) in tax assets receivable due to overpayment of the EMP Group Companies, and (ii) the receivables due to the EMP Group Companies from certain of its service providers, managers and employees (Sonstige Ausleihungen) in an aggregate amount equal to EUR 79,000.00 (in words: Euro seventy-nine thousand) consisting of (a) EUR 64,000.00 (in words: Euro sixty-four thousand) in respect of the revenue share due from a third party freelance designer and (b) EUR 15,000.00 (in words: Euro fifteen thousand) due from certain employees of the EMP Group Companies.

9.1.5	“Closing Cash” means the sum of (i) the amount of all cash (i.e., cash in banks) of the EMP Group Companies, (ii) the Cash Equivalents, and (iii)

the amount of all Seller’s Group Payables in each case as of the Adjustment Time and as determined in accordance with the Agreed Principles on a consolidated basis. For the avoidance of doubt, Closing Cash shall exclude all other cash-like items otherwise included in Closing Net Working Capital.

9.1.6

“Closing Indebtedness” means the Indebtedness of the EMP Group Companies as of the Adjustment Time. For the avoidance of doubt, Closing Indebtedness shall not take into account post-Closing reorganizations or the post-Closing obligations of the Purchaser or its Affiliates.

9.1.7

“Closing Net Working Capital” means the current assets pursuant to Section 266 para. 2 B.I., II., III. and Section 266 para. 2 C. of the German Commercial Code (HGB) (excluding any non-operating and financing items) of the EMP Group Companies (including for such purposes only the line items set forth on Schedule 9.1.7(a)) reduced by the current liabilities pursuant to Section 266 para. 3.B.3 and Section 266 para. 3.C.3., 4., 5., 8. and Section 266 para. 3.D of the German Commercial Code (HGB) (excluding any non-operating items and financing items) of the EMP Group Companies (including for such purposes only the line items set forth on Schedule 9.1.7(a)), in each case, as of the Adjustment Time and as determined in accordance with the Agreed Principles on a consolidated basis. For purposes of this Agreement, Closing Net Working Capital shall not include (i) any Indebtedness, (ii) any excluded Indebtedness as set forth in Schedule 9.1.9 below (iii) any Closing Cash (including, for the avoidance of doubt, any Seller’s Group Payables) and (iv) any current or deferred income related Taxes. For the avoidance of doubt, Closing Working Capital shall not take into account the effects of any post-Closing act, decision or event, including any post-Closing reorganizations or the post-Closing intentions or obligations of the Purchaser or its Affiliates; nor will there be any change in the classification to a current liability or a current asset for any liability or asset that has not previously been characterized as a current liability or current asset (other than any such change resulting solely from the passage of time). For informational purposes, an illustrative calculation of Closing Net Working Capital (forecast as of 30 September 2018) is attached hereto as Schedule 9.1.7(b), which was prepared in good faith by the Seller and the management of EMP using the most current and accurate information reasonably available as of the Signing Date.

9.1.8	“Closing Seller Transaction Expenses” means the Seller Transaction Expenses as of the Adjustment Time.

9.1.9

“Indebtedness” means, with respect to any person, and without duplication, any liability or obligation, whether interest-bearing or not, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, (a) for borrowed money (including, as relates to any EMP Group Company, all amounts outstanding under the Financing Agreements, whether such amounts are the obligation of, or owed by, an EMP Group Company or a Seller’s Group Company) whether current, short-term, long-term and whether secured or unsecured, or indebtedness issued or incurred in substitution or exchange for money borrowed, (b) evidenced by notes, bonds, debentures or other similar obligations or similar securities, (c) all obligations of such person for the reimbursement of any obligor on any drawn letter of credit, banker’s acceptance or similar credit transaction, (d) all obligations of such person owing for the deferred purchase price for the acquisition of any business, securities, assets or other properties, including the amounts of any escrows, holdbacks, seller notes or other similar amounts, (e) any liabilities of such person with respect to interest rate, commodity, currency forward or option agreement, swaps, collars, caps and similar hedging obligations, (f) obligations or liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, for amounts actually drawn and which are required to be classified as capitalized lease obligations on the face of a balance sheet prepared in accordance with German GAAP (it being understood that future payment obligations in relation to the real estate leases shall be included, however, any obligations relating to purchase options exercised following the Closing in relation to the real estate capital lease shall be excluded), and (g) the capital gains tax liability on pre-tax group income (Kapitalertragssteuer auf vororganschaftliche Gewinne) up to a maximum of EUR 283,000.00 (in words: Euro two hundred and eighty-three thousand) for EMP and income tax liability up to a maximum of EUR 32,000.00 (in words: Euro thirty-two thousand) for MIG, (h) obligations from the restructuring performed in the Netherlands in 2015 and 2016 referenced as ‘Large Restructuring Part I’ (for the avoidance of doubt, the balance as of the date of this Agreement is Euro zero) and (i) any indebtedness referred to in clauses (a) through (h) above of any other person (other than Purchaser, Purchaser’s Affiliates and any other EMP Group Company) that is (A) either guaranteed (including under any “keep well” or similar arrangement) by such first person or (B) secured (including under any drawn letter of credit, banker’s acceptance or similar credit transaction) by any lien, pledge or encumbrance upon any property or asset owned by such first person; provided, that, Indebtedness shall also include accrued and unpaid interest and any termination fees, pre-payment penalties, change-in-control, “breakage” costs or similar payments, redemption fees, costs and expenses or premiums and other amounts paid or owing by such first person pursuant to the instruments evidencing such Indebtedness, assuming that such Indebtedness is repaid on the Closing Date; provided further, that, Indebtedness, with respect to the EMP Group Companies, shall be deemed to exclude the items set forth on Schedule 9.1.9 and shall exclude any liabilities in respect of Taxes.

9.1.10	“Reference Working Capital” means EUR 8,760,000.00 (in words: Euro eight million seven hundred and sixty thousand).

9.1.11

“Seller Transaction Expenses” means all fees, costs and expenses of the EMP Group Companies (including any attorneys’, advisors’, auditors’ and financing fees) incurred in connection with this Agreement and the transactions contemplated hereby (including the preparation, execution and delivery of this Agreement and compliance herewith) to the extent arising under agreements entered into by the EMP Group Companies prior to the Closing Date and incurred or due and payable prior to or at the Closing and not paid prior to the Closing, including (i) any discretionary, sale, change of control, retention, transaction or similar bonuses or compensatory payments or any other payment obligation that is or becomes payable to current or former employees of the EMP Group Companies either with the execution of this Agreement or at or following the Closing as a result of the consummation of the transactions contemplated by this Agreement (but not in connection with a cessation of employment after the Closing), (ii) to the extent not otherwise expressly contemplated by the terms of this Agreement, the termination of any contract or arrangement between any EMP Group Company, on the one hand, and any Seller’s Group Company or any Seller’s Related Person on the other hand (including any Related Party Agreement, but excluding the PLTA, the Existing PLTA Shareholder Loan, the PLTA Shareholder Loan and the Shareholder Loan), and (iii) any and all fees or expenses payable by the EMP Group Companies pursuant to that certain retention letter dated 25 May 2017 between Goldman Sachs & Co. LLC and EMP in connection with the transactions contemplated hereby.

9.1.12

“WC Cap” means an aggregate amount equal to (i) EUR 3,000,000.00 (in words: Euro three million) if the Closing occurs between the Signing Date and 12 October 2018, (ii) EUR 4,000,000.00 (in words: Euro four million) if the Closing occurs on or between 13 October 2018 and 27 October 2018, (iii) EUR 5,000,000.00 (in words: Euro five million) if the Closing occurs between 28 October 2018 and 11 November 2018, and (iv) EUR 6,000,000.00 (in words: Euro six million) if the Closing occurs following 11 November 2018.

9.1.13	“Closing Seller’s Group Payables Amount” means the aggregate amount of the Seller’s Group Payables as of the Adjustment Time.

9.2	Consideration

The aggregate consideration (the “Purchase Price”) for the Sold Shares shall be an amount in cash equal to (a) EUR 155,000,000.00 (in words: Euro one hundred and fifty five million (the “Base Purchase Price”), plus (b) the Closing Cash, minus (c) the Closing Indebtedness, plus (d) the amount (if any) by which the Closing Net Working Capital exceeds the Reference Working Capital up to a maximum difference equal to the WC Cap, minus (e) the amount (if any) by which the Reference Working Capital exceeds the Closing Net Working Capital, and minus (f) the Closing Seller Transaction Expenses.

9.3	Initial Purchase Price and Purchase Price

9.3.1

At the Closing, an amount (the “Initial Purchase Price”), shall be calculated as follows: (i) the Base Purchase Price, plus (ii) the Initial Closing Cash, minus (iii) the Initial Closing Indebtedness, plus (iv) the amount (if any) by which the Initial Closing Working Capital exceeds the Reference Working Capital up to a maximum difference equal to the WC Cap, minus (v) the amount (if any) by which the Reference Working Capital exceeds the Initial Closing Net Working Capital, and minus (vi) the Initial Closing Seller Transaction Expenses. The amount of any (positive) difference calculated pursuant to clause (iv) of the foregoing sentence, which for the avoidance of doubt may range from EUR 0.01 to the WC Cap (the “Excess Amount”), shall be deposited into the Purchase Price Escrow Account at Closing as contemplated by Section 10.2.

9.3.2

The Parties acknowledge and agree that a portion of the Initial Purchase Price equal to the Indemnity Escrow Amount and the Purchase Price Escrow Amount (if any) shall be paid to the Escrow Agent (as contemplated by Section 12.2.1(a)) with full discharge effect of the Purchaser’s obligation to pay the Initial Purchase Price and the Purchase Price in such amount.

9.3.3

The Parties further acknowledge and agree that a portion of the Purchase Price equal to the Closing Seller’s Group Payables Amount shall be paid by way of assumption of the Seller’s Group Payables by the Purchaser in accordance with the Seller’s Group Payables Assumption Agreement constituting a partial performance by the Purchaser in lieu of the payment of the relevant portion of the Purchase Price (Leistung an Erfüllungs statt) equal to the Closing Seller’s Group Payables Amount. The Initial Purchase

Price less the Initial Seller’s Group Payables Amount shall hereinafter be referred to as “Initial Cash Purchase Price”. The Purchase Price less the Closing Seller’s Group Payables Amount shall hereinafter be referred to as “Cash Purchase Price”.

9.4	Closing Statement

9.4.1

At least five (5) Business Days prior to the Closing (the “Closing Statement Delivery Date”), the Seller shall cause to be prepared and delivered to the Purchaser a written statement (the “Closing Statement”) setting forth the Seller’s good faith estimates of (a) the Closing Seller’s Group Payables Amount (the “Initial Seller’s Group Payables Amount”), (b) the Closing Cash (the “Initial Closing Cash”), (c) the Closing Indebtedness (the “Initial Closing Indebtedness”), (d) the Closing Net Working Capital (the “Initial Closing Net Working Capital”), (e) the Closing Seller Transaction Expenses (the “Initial Closing Seller Transaction Expenses”), and (f) the Initial Purchase Price and the Initial Cash Purchase Price, together with reasonable supporting documentation for the determination of the foregoing amounts. The Closing Statement shall also include a designation of the Seller’s Account to which the Initial Cash Purchase Price shall be paid at the Closing.

9.4.2

Prior to the Closing Date, the Seller shall consider in good faith the Purchaser’s reasonable comments on the Closing Statement, and the Seller may make any corresponding changes to the Closing Statement that the Parties agree based on the Purchaser’s comments. The Seller shall use the latest available information as of the Closing Statement Delivery Date to estimate the Initial Closing Working Capital, Initial Closing Cash and Initial Closing Indebtedness and calculate the corresponding Initial Purchase Price to be paid at the Closing.

9.5	Adjusted Purchase Price; Adjustment

9.5.1

As promptly as practicable, but no later than ninety (90) days, after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Seller a statement setting forth the Purchaser’s good faith calculations of the Closing Seller’s Group Payables Amount, Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Seller Transaction Expenses, and the Purchase Price based on the Agreed Principles, together with reasonable supporting documentation for such calculations (together, the “Final Closing Statement”).

9.5.2

During the 30-day period following the Seller’s receipt of the Final Closing Statement, the Seller and its accountants and other representatives shall be permitted reasonable access to review the books and records and other information of the EMP Group Companies relevant to the preparation of the Final Closing Statement during regular business hours and such other good faith, reasonable cooperation from the Purchaser and its personnel, accountants and other representatives (including those involved in the preparation of the Final Closing Statement) as they may reasonably request to enable them to review and evaluate the Purchaser’s determination of the Final Closing Statement; provided that such review and evaluation shall only be upon reasonable notice, and in compliance with all applicable laws, shall not unreasonably disrupt personnel and operations of the Business and shall be at the Seller’s sole cost and expense.

9.5.3

If the Seller disagrees with the Purchaser’s calculation of the Closing Seller’s Group Payables Amount, the Closing Net Working Capital, the Closing Cash, the Closing Indebtedness, the Closing Seller Transaction Expenses and/or the Purchase Price as set forth in the Final Closing Statement delivered pursuant to Section 9.5.1, the Seller may, within 30 days after receipt of the Final Closing Statement, deliver a written notice to the Purchaser disagreeing with the Purchaser’s calculations and setting forth the Seller’s calculation of the Closing Seller’s Group Payable Amount, the Closing Net Working Capital, the Closing Cash, the Closing Indebtedness, the Closing Seller Transaction Expenses and/or the Purchase Price, as applicable. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement delivered pursuant to Section 9.5.1 not so disputed by Seller and all such disputed items shall be based only on (i) mathematical or clerical errors or (ii) the amounts included (or omitted to be included) in the Final Closing Statement having not been determined in accordance with the Agreed Principles or the definitions set forth in Section 9.1. If no notice of disagreement is received by the Purchaser within such 30 day period, then the Final Closing Statement shall be deemed to have been accepted by the Seller and will become final and binding upon the Parties.

9.5.4

If a notice of disagreement shall have been duly and timely delivered pursuant to Section 9.5.3, the Seller and Purchaser shall, during the 15 days after such delivery, use their respective commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Seller’s Group Payables

Amount, the Closing Net Working Capital, the Closing Cash, the Closing Indebtedness, or the Closing Seller Transaction Expenses and the Purchase Price. If during such period, the Seller and the Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Seller’s Group Payables Amount, the Closing Net Working Capital, the Closing Cash, the Closing Indebtedness, or the Closing Seller Transaction Expenses and Purchase Price (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Final Closing Statement and the Purchaser’s calculation of the Closing Seller’s Group Payables Amount, the Closing Net Working Capital, the Closing Cash, the Closing Indebtedness or the Closing Seller Transaction Expenses and the Purchase Price as to which the Seller has disagreed. The Seller and the Purchaser shall instruct the Accounting Referee to deliver to the Seller and the Purchaser, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth such calculation, provided, however, that in no event shall any of the disputed items determined by the Accounting Referee fall outside of the positions taken by the Purchaser in its calculation thereof in the Final Closing Statement and by the Seller in its calculation thereof in their notice of objection. Such report shall be final and binding upon the Seller and the Purchaser. The Parties shall provide the Accounting Referee with all necessary documents as requested by it as soon as possible. The Accounting Referee shall be instructed to grant the Parties the opportunity to state their points of view and, upon request by a Party, the Accounting Referee shall conduct a hearing on any unresolved objections in presence of both Parties and their advisors. All submissions by the Seller or the Purchaser to the Accounting Referee shall be in writing and shall simultaneously be delivered to the other Party and there shall be no ex parte communication with the Accounting Referee. The fees and expenses of the Accounting Referee shall be borne in the same proportion as the aggregate Euro amount of the unresolved matters that are submitted to the Accounting Referee pursuant to this Section 9.5.4 that are unsuccessfully disputed by each Party (as finally determined by the Accounting Referee) bears to the aggregate amount of all of the unresolved matters that are submitted to the Accounting Referee.

9.5.5	The Seller and the Purchaser shall, and shall use commercially reasonable efforts to cause their respective representatives to, cooperate and assist in the preparation of the Final Closing Statement and the calculation of the Purchase Price and in the conduct of the review and dispute resolution process provided for in this Section 9.5, including by making available books, records, work papers and personnel to the extent necessary.

9.5.6

To the extent there is no Excess Amount at Closing (i) if, as finally determined pursuant to Section 9.5.3 or Section 9.5.4, the amount equal to the Cash Purchase Price exceeds the amount of the Initial Cash Purchase Price, the Purchaser shall pay to the Seller such excess amount as provided in Section 9.5.8 or (ii) if, as finally determined pursuant to Section 9.5.3 or Section 9.5.4, the amount of the Initial Cash Purchase Price exceeds the amount of the Cash Purchase Price, the Seller shall pay to the Purchaser such excess amount as provided in Section 9.5.8.

9.5.7	To the extent there is any Excess Amount at Closing (with such Excess Amount having been deposited into the Purchase Price Escrow Account at Closing):

(a)

If, as finally determined pursuant to Section 9.5.3 or Section 9.5.4, the Cash Purchase Price is greater than the Initial Cash Purchase Price (such difference, the “Surplus”), then the Excess Amount shall be released from the Purchase Price Escrow Account to the Seller and the Purchaser shall pay to the Seller an amount equal to the Surplus as provided in Section 9.5.8.

(b)

If, as finally determined pursuant to Section 9.5.3 or Section 9.5.4, the Initial Cash Purchase Price is greater than the Cash Purchase Price (such difference, the “Deficit”) and (i) the Deficit is less than the Excess Amount, an amount equal to the Deficit shall be released from the Purchase Price Escrow Account to the Purchaser and the remaining amount in the Purchase Price Escrow Account shall be released to the Seller, or (ii) the Deficit is greater than the Excess Amount, then an amount equal to the Excess Amount shall be released to the Purchaser from the Purchase Price Escrow Account and the Seller shall pay to the Purchaser an amount equal to the Deficit less the Excess Amount as provided in Section 9.5.8.

9.5.8

Any payment pursuant to Sections 9.5.6 and 9.5.7 shall be made within five Business Days after the Purchase Price has been finally determined pursuant to Section 9.5.3 or Section 9.5.4, by wire transfer by the Purchaser, on the one hand, or the Seller, on the other hand, as the case may be, of immediately available funds to such account or accounts as may be designated in writing by the recipient party for such purpose.

9.6	Withholding Tax

Any amounts payable by the Purchaser under or in connection with this Agreement are to be made free and clear of withholding taxes, except to the extent required for any German withholding Tax pursuant to Section 50a para 7 German Income Tax Act (EStG), and provided further that the Purchaser shall notify the Seller promptly of any binding assessment or order or announcement thereof by the competent Tax Authority. The Seller shall be entitled to provide reasonable evidence to the competent Tax Authority to contest any Tax assessment or order to prevent such German withholding Tax, and the Purchaser shall use best efforts to cooperate in any such tax proceeding. If and to the extent payments by the Purchaser are subject to withholding taxes pursuant to Section 50a para 7 German Income Tax Act (EStG), then the withheld amounts which have been paid to the relevant tax authorities shall be treated for purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made.

9.7	VAT

The Parties are in agreement that no transaction under this Agreement is subject to VAT and that the Seller shall not opt for VAT. The Parties agree that, unless the Seller has opted for VAT, the Purchaser shall bear and pay any VAT in relation to the Purchase Price if the Purchase Price is or becomes subject to VAT, subject to the issuance of an invoice to the Purchaser that complies with applicable statutory provisions in advance.

9.8	Escrow

9.8.1

Escrow Agent and Escrow Account. The Parties hereby appoint the acting notary (or any mutually agreed replacement thereof) as escrow agent (the “Escrow Agent”) for purposes of this Section 9.8. The Escrow Agent will open the Escrow Accounts in form of trust accounts (Anderkonten) as trustee for both the Seller and the Purchaser.

9.8.2

Purpose of Escrow Account. The funds available from time to time in the Escrow Accounts (for each Escrow Account, the “Escrow Funds”) shall serve as collateral for the Purchaser (i) with respect to funds available in the Indemnity Escrow Account, with respect to any claim that the Purchaser may have against the Seller under or in connection with this Agreement, including any violations of Seller’s Covenants, Purchaser Claims for Breaches and adjustments of the Purchase Price following the Closing (each a “Secured Indemnity Claim”) and (ii) with respect to funds available in the Purchase Price Escrow Account with respect to any claim that the Purchaser may have against the Seller for adjustments of the Purchase Price following the Closing under Section 9.5 hereof (each a “Secured Purchase Price Adjustment Claim”), in each case as further set out in a certain escrow agreement which the Parties shall enter into with the Escrow Agent on or before the Closing Date substantially in line with the escrow mechanics pursuant to this Section 9.8 and in a form reasonably satisfactory to the Parties and the Escrow Agent (the “Escrow Agreement”). Interest accrued on the Escrow Accounts, if any, shall become part of the Escrow Funds. Any costs, expenses and fees of the Escrow Agent or of the respective bank shall be equally borne by the Seller and the Purchaser and invoiced directly.

9.8.3

Release of Escrow Funds. In accordance with the Escrow Agreement, Escrow Funds shall only be released by the Escrow Agent to a Party in accordance with concurrent (übereinstimmenden) written instructions from the Seller and the Purchaser (or a relevant court or arbitral decision replacing such instructions pursuant to applicable law). Section 24.2 shall apply accordingly. The Parties are obliged without undue delay to render such instructions as follows:

(a)

if and to the extent that a Secured Indemnity Claim against the Seller has been (A) acknowledged in writing by the Seller vis-à-vis the Purchaser, or (B) adjudicated by a final court judgment (rechtskräftiges gerichtliches Urteil) or arbitral award (Schiedsspruch) in accordance with Section 24.9, up to the amount that is subject to such acknowledgement or court or arbitral decision, but in no event in excess of the available Escrow Funds in the relevant Escrow Account, the relevant amounts shall be released to the Purchaser;

(b)

if and to the extent that (A) a release to the Seller has been acknowledged in writing by the Purchaser vis-à-vis the Seller, or (B) adjudicated by a final court judgment (rechtskräftiges gerichtliches Urteil) or arbitral award (Schiedsspruch) in accordance with Section 24.9, up to the amount that is subject to such acknowledgement or court or arbitral decision, but in no event in excess of the available Escrow Funds in the relevant Escrow Account, the relevant amounts shall be released to the Seller;

(c)	with respect to the Secured Purchase Price Adjustment Claims, the Escrow Funds in the Purchase Price Escrow Account shall be released in accordance with Sections 9.5.7 and 9.5.8;

(d)

with respect to the Escrow Funds in the Indemnity Escrow Account, within three (3) Business Days, following twelve (12) months after the Closing Date (the date falling on such day, the “General Release Date”), the Escrow Agent shall be instructed to promptly release such Escrow Funds to the Seller, provided that

(i)

the initial amount to be released shall be the respective amount after deduction of all, as of the General Release Date, outstanding Secured Indemnity Claims that the Purchaser may have against the Seller under or in connection with this Agreement, that have not become time-barred in accordance with this Agreement and that the Purchaser has asserted against the Seller until the General Release Date by means of (A) a duly rendered claim notice or (B) as applicable, a duly filed lawsuit or request for arbitration (including, for the avoidance of doubt, declaratory action (Feststellungsklage)) all in accordance with the terms of this Agreement (the “Asserted Claims” and Escrow Funds retained on the basis of asserted claims, the “Retained Escrow Funds”);

(ii)

at any later point in time, any then still remaining Retained Escrow Funds, if and to the extent and promptly after (A) Asserted Claims have become cut off and/or have been denied by a final court judgment (rechtskräftiges gerichtliches Urteil) or arbitral award (Schiedsspruch), (B) Asserted Claims have been waived by the Purchaser, or (C) the Purchaser has abandoned any relevant lawsuit or arbitration proceedings with respect to Asserted Claims by way of abandoning its action (Klagerücknahme); and

(iii)

at any later point in time, any then still remaining Retained Escrow Funds, if and to the extent the then still remaining Retained Escrow Funds have been retained based on a claim notice (and not a filed lawsuit or request for arbitration) and the Purchaser has not duly filed a lawsuit or request for arbitration within twelve (12) months after the General Release Date.

9.8.4	Closing of Escrow Account. The Escrow Agent shall be instructed to close the Escrow Accounts following the entire release of the Escrow Funds according to the terms of this Agreement.

10	Rules for Payment

10.1	Due Date

The Initial Purchase Price, including the Escrow Amounts, and the Facilities Repayment Amount shall be due (fällig) on the Closing Date and be paid by the Purchaser in accordance with the provisions of this Section 10 and Sections 9 and 12.2.1 and in accordance with Section 9.3.3 above with regard to the Seller’s Group Payables. The Parties agree that an amount equal to the transaction bonuses that become payable to Ernst Trapp and Jan Fischer in connection either with the execution or consummation of this Agreement, net of any wage taxes relating to such bonuses, (the “After Tax Transaction Bonus”) pursuant to their existing service agreements with Seller shall be deducted from the Initial Cash Purchase Price and shall be paid by the Purchaser, on behalf of and with discharging effect for Seller, directly to Ernst Trapp and Jan Fischer, respectively, at the Closing Date. The Seller shall notify the Purchaser of the amount of the After Tax Transaction Bonus and relevant payment instructions at least three (3) Business Days prior to the Closing Date.

10.2	Payment to Escrow Account

A portion of the Initial Purchase Price equal to EUR 3,100,000.00 (in words: Euro three million one hundred thousand) (the “Indemnity Escrow Amount”) shall be paid to the Indemnity Escrow Account at Closing. A portion of the Initial Purchase price equal to the Excess Amount, if applicable, (the “Purchase Price Escrow Amount” and together with the Indemnity Escrow Amount, the “Escrow Amounts”) shall be paid to the Purchase Price Escrow Account at Closing.

10.3	Modes of Payment

Except as expressly provided otherwise herein, any payments under or in connection with this Agreement shall be made in Euros by irrevocable wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account.

10.4	Accounts

All payments owed by the Purchaser to the Seller under or in connection with this Agreement shall be paid to the bank account notified by the Seller to the Purchaser in writing no later than five (5) Business Days prior to the Closing Date (the “Seller’s Account”). All payments owed by the Seller to the Purchaser under or in connection with this Agreement shall be paid to the bank account notified by the

Purchaser in writing at least five (5) Business Days prior to the due date of such payment. All payments owed by the Seller or the Purchaser to EMP under or in connection with this Agreement shall be paid to the bank account notified by EMP in writing at least five (5) Business Days prior to the due date of such payment (the “EMP’s Account”).

10.5	Indemnity Escrow Account

The payment owed by the Purchaser under this Agreement in respect of the portion of the Initial Purchase Price designated to be made to the “Indemnity Escrow Account” in connection with the Closing shall be made, and shall have discharging effect only if made, into the bank account as notified by the Escrow Agent to the Purchaser and the Seller at least five (5) Business Days prior to the date on which such payment falls due (the relevant bank account, the “Indemnity Escrow Account”).

10.6	Purchase Price Escrow Account

The payment owed by the Purchaser under this Agreement in respect of the portion of the Initial Purchase Price designated to be made to the “Purchase Price Escrow Account” shall be made, and shall have discharging effect only if made, into the bank account as notified by the Escrow Agent to the Purchaser and the Seller at least five (5) Business Days prior to the date on which such payment falls due (the relevant bank account, the “Purchase Price Escrow Account” and together with the Indemnification Escrow Account, the “Escrow Accounts”).

10.7	Default Interest

Except as otherwise provided herein, each of the Parties shall pay interest on any amount becoming due (fällig) and payable (zahlbar) to another Party under this Agreement as from (and including) the respective due date until (but excluding) the day of actual payment at the rate of five percent (5%) per annum. In case the Purchaser has failed to pay any portion of the Initial Purchase Price or the Purchase Price in accordance with the provisions of this Section 10 and Section 12.2.1 below, the foregoing default interest (Verzugszins) shall be paid to the Seller.

10.8	No Set-Off; No Right of Retention

Neither Party shall be entitled (i) to set off (aufrechnen) any rights or claims it may have against any rights or claims the other Party may have under or in connection with this Agreement, or (ii) without prejudice to Section 12.2.1 in this Agreement, to refuse to perform any obligation that such a Party may have under or in connection with this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims to be set-off or the right of retention (Zurückbehaltungsrecht) have been acknowledged (anerkannt) in writing by the other Party or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht) or arbitral tribunal (Schiedsgericht).

10.9	Calculation of Interest

Interest for any amounts due under or in connection with this Agreement shall be calculated on the basis of actual days elapsed and a 365-day year.

11	Closing Conditions; Merger Clearance

11.1	Closing Conditions

The obligations of the Parties to take the Closing Actions set forth in Section 12.2.1 shall be subject to the conditions precedent (aufschiebende Bedingung) (collectively, the “Closing Conditions” and individually, a “Closing Condition”):

11.1.1

the EMP Group Companies and the Seller shall have performed and complied in all material respects with all Seller’s Covenants set forth in this Agreement to be performed and complied with by them prior to or on the Closing Date;

11.1.2

the (i) Fundamental Warranties (without regard to any materiality or Material Adverse Effect qualification contained therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than with respect to any immaterial breaches of the Seller’s Warranty pursuant to Section 14.2.4) and (ii) remaining Seller’s Warranties (other than the Fundamental Warranties) (without regard to any materiality or Material Adverse Effect qualifications) shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties in the foregoing clauses (i) and (ii) are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date and (B) where the failure of such representations and warranties in the foregoing clause (ii) to be so true and correct has not, and would not reasonably be expected to have, individually or in the aggregate, a Closing Material Adverse Effect as of the Closing Date. For purposes hereof, a “Closing Material Adverse Effect” means a material adverse effect to the net assets (Vermögenslage), financial position (Finanzlage) and/or results of operation (Ertragslage) of the EMP Group Companies taken as a whole; provided that for purposes of this Agreement, a Closing Material Adverse Effect shall not include the effect of (and none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Closing Material Adverse Effect): (a) changes, effects or events affecting the industry or markets in which the EMP Group Companies operate, (b) the announcement or disclosure of the transactions contemplated herein (including any changes, effects or events resulting from or arising out of any of the EMP Group Companies vendors, customers or suppliers, provided that this clause (b) shall not diminish the effect of, and shall be disregarded for purposes of, any warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement or consummation of the transactions contemplated hereby), (c) general regulatory, political, or economic conditions (including any changes in or effects arising from or relating to any of the foregoing), (d) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (f) changes in law or United States or German generally accepted accounting principles, after the Signing Date, (g) the taking of any action that has been approved, requested or consented to by the Purchaser in writing, (h) any “Act of God”, including, but not limited to, any hurricane, wild fires, earthquake or other natural disaster, (i) the failure in and of itself of the EMP Group Companies to meet or achieve the results set forth in any projection, estimate, forecast or plan (provided that the underlying facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Closing Material Adverse Effect), (j) the taking of any action expressly required to be taken pursuant to the terms and covenants set forth in this Agreement including the completion of the transactions contemplated hereby, or (k) the identity of the Purchaser or any of its Affiliates as the acquirer of the EMP Group Companies (to the extent such change or effect is related to the identity of Purchaser or any of its Affiliates); except to the extent such changes resulting from, arising out of or attributable to the matters described in clauses (a), (c) through (f), and (h) above have a disproportionately adverse effect on the EMP Group Companies as compared to other similarly situated companies that conduct business in the industries and markets in which the EMP Group Companies conduct the Business (in which case only the incrementally disproportionate adverse effect shall be taken into account when determining whether a Closing Material Adverse Effect has occurred or may occur);

11.1.3	since the Signing Date, no event, condition, change, development, circumstance, effect or state of facts shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to constitute or result in a Closing Material Adverse Effect;

11.1.4

the applicable merger control clearance for the acquisition of the Sold Shares under the merger control laws of Germany (the “Merger Clearance”) has been obtained or is deemed to be obtained for purposes of this Agreement (i.e., due to lapse of applicable waiting periods or due to jurisdiction having been declined by any relevant governmental authority).

The Parties shall keep each other informed of the status of satisfaction of the Closing Conditions and shall notify each other without undue delay (unverzüglich) in writing as soon as the Closing Conditions have been satisfied or have permanently lapsed (endgültig ausgefallen).

11.2	Filings and Merger Clearance; Third Party Consents

11.2.1

Filing Obligation. Without undue delay (unverzüglich) after the Signing Date and in any event no later than one (1) Business Day immediately following the Signing Date, the Purchaser, on behalf of the Seller and the Purchaser, shall make, at its own cost and expense (including all applicable fees), all filings necessary for the Merger Clearance (the “Merger Control Filings”) or any approval by any governmental authority requested or necessary for the consummation of the transactions hereunder, provided that the Purchaser shall give due consideration to any comments by the Seller on the draft of such Merger Control Filings or other filings under this Section 11.2.1.

11.2.2	Cooperation. With regard to any Merger Control Filings or other associated filings, the Parties shall:

(a)	reasonably cooperate in all respects with each other in the preparation of any filing and in connection with any submission, investigation or inquiry;

(b)

supply to any competent governmental authority as promptly as practicable any additional information requested pursuant to any applicable law and take all other procedural actions required in order to obtain the Merger Clearance or other necessary approvals or to cause any applicable waiting period to commence and expire;

(c)

provide each other without undue delay (unverzüglich) with copies (or, in the case of oral communications, advise the other Party of the contents) of any material communication or information in connection with any proceeding and permit the other to review and discuss in advance (and to consider in good faith any comments made by the other Party in relation to) any proposed material communication to a competent governmental authority (on an outside counsel only basis to the extent such written materials contain competitively sensitive information);

(d)

contact any competent governmental authority only after consultation with the other Party (except for routine informal calls to find out about the status of merger control proceedings relating to the Merger Control Filings); and

(e)

without undue delay (unverzüglich) inform each other in advance of the time and place of any material developments, material discussions, meetings and conferences with the competent governmental authority.

Neither Party shall participate in or agree to participate in any substantive meeting, telephone call or discussion with any competent governmental authority in respect of any filings, investigation, litigation or other inquiry relating to such matters unless it consults with the other Party in advance and, to the extent permitted by the competent governmental authority, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Merger Control Filings, the Purchaser shall promptly inform the Seller of such occurrence and cooperate in filing with the competent governmental authority such amendment or supplement.

11.2.3

Legal Proceeding. The Purchaser shall, without undue delay (unverzüglich), give the Seller notice of the commencement or known threat of commencement of any legal proceeding by or before any competent governmental authority with respect to the transactions contemplated by this Agreement, keep the Seller informed as to the status of any such legal proceeding or threat, and in connection with any such legal proceeding, the Purchaser shall permit authorized representatives of the Seller to be present at each meeting or conference relating to any such legal proceeding, to the extent permitted by the competent governmental authority, and to have access to and be consulted in connection with any material document, opinion or proposal made or submitted to any competent governmental authority in connection with any such proceeding.

11.2.4	Commitments. Each of the Parties shall use its reasonable best efforts to obtain the Merger Clearance, and to resolve any objections that may be asserted in connection therewith by any competent governmental authority with respect to the transactions contemplated by this Agreement; provided, that, if the Merger Clearance or any other governmental approvals are granted only subject to obligations or conditions (Auflagen oder Bedingungen), commitments (Zusagen) or other agreements required by any such competent governmental authority (the “Commitments”), the Purchaser shall not be obliged to, and nothing in this Agreement, including the foregoing “reasonable best efforts” standard shall require, or be construed to require, the Purchaser to, propose, negotiate, offer to commit, consent and effect any agreements or carry out all other actions and measures necessary for the fulfillment of such Commitments, including any of the following agreements, actions or measures:

(a)	selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the EMP Group Companies or the Purchaser;

(b)	the granting of licenses to third parties;

(c)	the terminating of existing relationships, contractual rights or obligations of any of the EMP Group Companies or the Purchaser; or

(d)	creating any relationship, contractual rights or obligations.

11.2.5

Third Party Consents. Subject to the terms and conditions herein provided, prior to the Closing Date, the Seller shall reasonably cooperate with the Purchaser to obtain consents, approvals, waivers and authorizations of the third parties which are clearly identified by the Purchaser to the Seller in writing between the Signing Date and the Closing Date, including any Major Licensors, in relation to such third parties’ termination rights with respect to the change of control over the EMP Group Companies in the course of, or otherwise caused by, the transactions contemplated under this Agreement; provided, that in no event, will (i) the Seller or any of its respective Affiliates be obligated to pay any money to any such third party or to offer or grant other financial or other accommodations to any person or have any liability under this Agreement in the event that any such consent or approval is not so obtained and/or (ii) the failure to obtain any such consents and/or approvals delay or prevent the Closing or in any way be deemed to be a condition to the consummation of the transactions contemplated hereby.

12	Closing Matters

12.1	Place and Time

The consummation (Vollzug) of the transactions contemplated hereunder (the “Closing”) shall occur on the Closing Date at the offices of Kirkland & Ellis International LLP in Munich, or at any other date, time or place as the Seller and the Purchaser may mutually agree in writing after the Signing Date.

12.2	Closing

12.2.1

Closing Actions. On the Closing Date, the Seller and the Purchaser shall simultaneously (Zug um Zug), take the following actions (the “Closing Actions”), provided that the Party owing the performance of a Closing Action may elect to perform such Closing Action prior to the Closing Date (which election shall not affect the maturity of any other Closing Actions):

(a)	payment by the Purchaser of the Escrow Amounts into the Escrow Accounts;

(b)

payment by the Purchaser of the Facilities Repayment Amount into the Bank Debt Account in accordance with Sections 4 and 10 above, (ii) payment of all of the other amounts included in the Initial Closing Indebtedness to the recipients thereof as set forth on the Closing Statement (and in accordance with the payment instructions thereof provided to the Purchaser by Seller with the Closing Statement) and (iii) of all Initial Closing Seller Transaction Expenses, if any, set forth in the Closing Statement (and in accordance with the payment instructions thereof provided to the Purchaser by Seller with the Closing Statement);

(c)

payment by the Purchaser of an amount equal to the Initial Cash Purchase Price less the Escrow Amounts less the amount of the After Tax Transaction Bonus into the Seller’s Account in accordance with Section 10 above;

(d)	payment by the Purchaser of an amount equal to the After Tax Transaction Bonus to Jan Fischer and Ernst Trapp;

(e)	delivery by the Seller of duly executed shareholder resolutions dismissing Ernst Trapp and Jan Fischer as managing directors of Verwaltungs GmbH with full discharge for the last fiscal year;

(f)	delivery by the Seller of the duly executed PLTA Termination Letter and of the duly executed PLTA Termination Resolutions;

(g)	delivery by the Seller of the duly executed Release Agreement;

(h)	delivery by the Seller of the duly executed EMP Service Termination Agreement (as defined in Section 16.1 below);

(i)	delivery by the Seller of the duly executed Shareholder Loan Termination Agreement;

(j)	delivery by the Seller of the duly executed agreement regarding the conversion of the Existing Profit Transfer Claim into the Existing PLTA Shareholder Loan;

(k)	delivery by the Seller of the duly executed Closing EMP Contribution Agreement;

(l)	delivery by the Seller of the duly executed agreement regarding the conversion of the PLTA Profit Transfer Claim into the PLTA Shareholder Loan;

(m)	delivery by the Seller of the duly executed Seller’s Closing Certificate (as defined in Section 15.3 below);

(n)	execution of the Seller’s Group Payables Assumption Agreement between the Seller, certain Seller’s Group Companies and the Purchaser;

(o)	execution of the German Share Transfer Agreement and the Belgian Share Transfer Agreement between the Seller and the Purchaser; and

(p)	execution of the transfer agreement (Vertragsübernahme) regarding the PLTA Shareholder Loan between the Seller and the Purchaser.

12.2.2

Waiver. All Closing Actions may be waived, in full or in part, at any time by mutual written agreement of the Seller and the Purchaser. The effect of such waiver shall be limited to eliminating the need that the respective Closing Action is taken on the Closing Date and shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

12.2.3

Closing Confirmation. On the Closing Date, after all Closing Actions have been taken or occurred or have been duly waived, the Seller and the Purchaser shall confirm, solely for the purpose of documenting that Closing has been effected, in a written document, to be jointly executed substantially in the form attached hereto as Exhibit 12.2.3 (the “Closing Confirmation”), (i) that the Closing Conditions have been duly satisfied and (ii) that all Closing Actions have been duly taken, occurred or duly waived. The legal effect of the Closing Confirmation shall be to serve as evidence that all Closing Actions and the Closing Conditions have been satisfied or waived. Notwithstanding the foregoing provisions of this Section 12.2.3, the execution of the Closing Confirmation shall not limit or prejudice any rights of the Parties arising under or in connection with this Agreement or under applicable law and shall not reverse the burden of proof, provided, however, that no Party shall be entitled to assert, make any claim or exercise any right, including withdrawal or rescission rights, based upon the argument that the Closing Conditions pursuant to Sections 11.1.2 or 11.1.3 have not been satisfied and these Closing Conditions shall be deemed finally satisfied for such purposes, if the Closing Confirmation has been executed by both Parties.

13	Termination

13.1	Termination Rights

This Agreement may be terminated with immediate effect for all Parties at any time prior to Closing:

13.1.1	by mutual written consent of the Purchaser and the Seller; or

13.1.2	by the Seller or the Purchaser by way of written notice to the other Party,

(a)	if the Closing has not occurred by the date which is 180 days after the Signing Date (the “Longstop Date”);

(b)

if any of the Closing Conditions has finally lapsed (endgültig ausgefallen) or has become permanently incapable of fulfillment (unmöglich geworden) and such Closing Condition has not been waived by the Party entitled to do so;

(c)	if an order, statute, rule, regulation or decree of a competent governmental authority or court permanently restrains, prevents or prohibits Closing;

(d)

if all or some of the Closing Actions to be taken by the respective other Party have neither been taken by such Party nor waived by the respective other Party, provided that the terminating Party is at the same time not in breach of its covenants or obligations under this Agreement (including with regard to the performance of a Closing Action);

provided that, in no event, shall a Party be entitled to terminate this Agreement unilaterally on the basis of this Section 13.1 to the extent such Party’s failure to comply with any of its covenants or obligations (including in respect of the performance of a Closing Action) pursuant to this Agreement caused the non-satisfaction of any of the Closing Conditions or the failure of the Closing or a Closing Action to occur.

13.2	Consequences

In the event of a termination of this Agreement (Rücktritt) in accordance with Section 13.1 above, the Parties shall have no claims and incur no liability against each other except that:

13.2.1	damage claims for a breach of the terms and conditions of this Agreement which occurred prior to the termination shall remain unaffected; and

13.2.2	Sections 23 and 24 of this Agreement shall survive and remain in full force and effect also after such termination.

14	Seller’s Warranties

14.1	General

14.1.1

Form and Date. Subject to the limitations, qualifications and disclosures set forth in this Agreement, the Seller hereby represents to the Purchaser by way of an independent promise of guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch – ”BGB”) that the statements made in Sections 14.2 through 14.26 (the “Seller’s Warranties” and each a “Seller Warranty”) are correct as of the Signing Date and as of the Closing Date unless it is specifically provided that the Seller’s Warranty is made as of a different or additional date or dates, in which case such Seller’s Warranty shall be correct as of such different or additional date or dates. The Seller’s Warranties in Section 14.2 and Section 14.3 are hereinafter referred to as the “Fundamental Warranties”. The Seller’s Warranties in Section 14.3 are hereinafter referred to as the “Title Warranties”.

14.1.2

No other Representation. The Seller does not make any representations or warranties regarding the Sold Shares, the EMP Group Companies and their Business other than the Seller’s Warranties. The Purchaser hereby expressly confirms and agrees to acquire the Sold Shares, the EMP Group and the

Business in the state they are in on the Closing Date based on the Purchaser’s own satisfactory inspection, examination and determination with respect thereto, including the due diligence investigation, which it and its Affiliates or any of its Affiliates’ directors, officers, employees, representatives, advisors and counsel have conducted with respect to the Sold Shares, the EMP Group and the Business prior to the Signing Date, and the Purchaser acknowledges that no express or implied representations, guarantees, warranties, undertakings or disclosure or similar obligations of any nature have been made, given or undertaken by the Seller, the Seller’s Affiliates or any of their respective directors, officers, employees, representatives, advisors and counsels in connection with this Agreement and the transactions contemplated hereby (in particular, any budget, forecast, estimate or other projection of any nature, including projections of future revenues, future results of operations, future cash flows, future financial condition or future business operations or any underlying components thereof), except for the Seller’s Warranties expressly provided for in this Agreement. The Seller and the Purchaser agree and explicitly confirm that none of the Seller’s Warranties shall be construed as a guarantee within the meaning of Section 443 and Section 444 BGB (Garantie für die Beschaffenheit der Sache). Notwithstanding the foregoing, nothing contained in this Section 14.1.2 is intended to limit, modify or otherwise prejudice the rights and remedies of the Purchaser contemplated by Section 18.9.3.

14.1.3

Seller’s Knowledge. “Seller’s Knowledge”, within the meaning of this Agreement, shall mean the actual knowledge (tatsächliche Kenntnis) of any of the persons listed in Exhibit 14.1.3-1, or the knowledge any such identified person should have reasonably obtained following due inquiry of (a) each of such identified person’s direct reports or (b) any of the persons listed in Exhibit 14.1.3-2. The Seller’s Warranties which are subject to the Seller’s Knowledge shall be correct only as of the Signing Date and, subject to disclosure under Section 14.1.7, as of the Closing Date.

14.1.4

No Unsubstantiated Statements. The Parties agree that Seller’s Warranties as of the Closing Date are by definition subject to uncertainty and shall serve as a mere risk allocation between the Parties; under no circumstances shall any of the Seller’s Warranties be construed as an unsubstantiated statement under German law (Erklärung ins Blaue hinein).

14.1.5

Material Adverse Effect. “Material Adverse Effect” shall, for purposes of this Section 14 only, mean any change or effect that (i) is, and could reasonably expected to be, in the individual case or in the aggregate materially adverse to the net assets (Vermögenslage), financial position

(Finanzlage) and/or results of operation (Ertragslage) of the EMP Group Companies taken as a whole, and (ii) would, or would reasonably be expected to, result in Losses of the EMP Group Companies in excess of EUR 1,000,000 (in words: Euro one million) individually or in the aggregate.

14.1.6

Disclosure Schedules. All Schedules referred to in Sections 14.2 through 14.26 below are hereinafter collectively referred to as the “Disclosure Schedules”. The Parties agree that if any disclosure of events or documents made in the Disclosure Schedules is below any materiality threshold provided for such disclosure requirement or contains additional information, such disclosure shall not be used to construe or expand the scope of the required disclosure (including any standard of materiality) of such Seller’s Warranty.

14.1.7

Closing Date Disclosures: Prior to the Closing, the Seller shall supplement, modify or update the Disclosure Schedules with respect to the representations and warranties in this Section 14 for matters first arising after the date of this Agreement of which the Seller obtains actual knowledge or, with respect to representations and warranties qualified by Seller’s Knowledge (or similar knowledge qualifications), for matters of which the Seller first obtains actual knowledge after the date hereof, to ensure the correctness thereof (the “Bring Down Covenant”). Notwithstanding the foregoing sentence or anything to the contrary contained herein, any such supplements, modifications and updates shall in no way limit or affect the rights and remedies available hereunder to the Purchaser and shall be deemed not to have been made for purposes of determining satisfaction of the Closing Conditions set forth in Section 11.1.2 or for purposes of the Purchaser’s Remedies set forth in Section 18 (other than with respect to a claim for fraud, willful misconduct or willful deceit). From and after the Closing, references to the Disclosure Schedules shall be references to the Disclosure Schedules as so supplemented, modified and/or updated.

14.2	Status of the Seller

14.2.1

Existence, Capacity. The Seller is duly incorporated and validly existing under the laws of Germany. The Seller is duly authorized to execute and perform this Agreement and all ancillary agreements hereto and the transactions to be entered into pursuant to this Agreement, and such execution and performance by the Seller does not violate any provisions of the articles of association of the Seller. No corporate proceedings on the part of the Seller or any consent or approval under a contractual arrangement agreed by the Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Subject to the repayment of the Facilities Repayment Amount, the Seller may freely dispose of the Sold Shares and the Shareholder Loan Claim. The Seller has obtained any and all requisite approvals from the other Seller’s Group Companies in order for the Seller to consummate the transactions contemplated by this Agreement, including the sale of the Sold Shares.

14.2.2

No Seller Insolvency. No bankruptcy, insolvency or judicial composition proceedings have been commenced or, to the Seller’s Knowledge, applied for under any applicable law against the Seller, nor is the Seller over-indebted (überschuldet) (not taking into account any potential positive going concern prognosis (positive Fortführungsprognose)) or illiquid (zahlungsunfähig).

14.2.3

Enforceability. Subject to the Merger Clearance being obtained, this Agreement has been duly executed by or on behalf of the Seller and constitutes binding obligations of the Seller, enforceable against the Seller in accordance with its respective terms and conditions.

14.2.4

No Violation of Law or Orders. Subject to the Merger Clearance being obtained, (i) the Seller requires no approval or consent or waiver from any governmental authority to enter into this Agreement and to consummate the transactions contemplated hereunder, (ii) the execution and consummation of this Agreement and the performance of the transactions contemplated hereunder do not violate any applicable law or any judicial or governmental order (gerichtliche oder behördliche Verfügung) by which the Seller is bound, and (iii) there are no proceedings or investigations pending or threatened against the Seller or its Affiliates which seek to prevent or materially delay the consummation of the transactions contemplated under this Agreement.

14.3	Ownership of the Sold Shares and the Shareholder Loan Claim and the Existing Profit Transfer Claim

14.3.1

Title to Sold Shares. As of the Signing Date and as of the Closing Date, the Seller is the sole and unrestricted owner of all of the Sold Shares, and the Seller has good, valid and marketable title to such Sold Shares, free and clear of all encumbrances. As a result of the transactions contemplated by this Agreement (and assuming no assignment of any of the Purchaser’s rights under this Agreement), as of the Closing, the Purchaser will be the direct or indirect holder of all the issued and outstanding share capital of EMP and Large Belgium and the sole record and beneficial holder of all the issued and outstanding share capital of MIG. Upon payment of the Initial Purchase Price, the Seller shall transfer to the Purchaser good, valid and marketable title to the Sold Shares, free and clear of all encumbrances, except for the Financing Security (which will be released as of the Closing Date as contemplated by the terms of this Agreement). The Sold Shares are (i) validly authorized and issued, (ii) fully paid, not repaid (either in whole or in part, either openly or concealed) and non-assessable, (iii) except for the Financing Security, free and clear of any security interests, liens, pledges, or other encumbrances or third-party rights and (iv) not subject to any transfer restrictions or pre-emption or similar acquisition rights. As of the Signing Date and as of the Closing Date, MIG is and will be the sole and unrestricted owner of 22% of the share capital of EMP having the numbers (laufende Nummern) No. 1.2, 1.3, 2.2 and 10 and having an aggregate nominal amount equal to EUR 1,238,748 (the “MIG EMP Shares”). Large Belgium’s share capital is divided into 750 shares and the Seller is the sole and unrestricted holder of two (2) shares in Large Belgium. As of the Signing Date and as of the Closing Date, MIG and EMP each has and will have good, valid and marketable title to the MIG EMP Shares and the Belgian Shares, respectively, free and clear of all encumbrances, except for the Financing Security (which will be released as of the Closing Date as contemplated by the terms of this Agreement).

14.3.2

No Outstanding Subscriptions. There are no outstanding subscriptions, options, warrants or rights to acquire any shares or interests of the Companies or any agreements to which the Companies are a party by which they are bound to issue or sell any new shares or interests and there are no securities or other instruments convertible into shares or equity interests in the Companies.

14.3.3

Ownership of the Shareholder Loan Claim. The Seller is the sole and unrestricted owner of the Shareholder Loan Claim, the Shareholder Loan Claim validly exists and, except for the Financing Security, is free and clear of any third party rights.

14.3.4

Ownership of the Existing Profit Transfer Claim. The Seller is the sole and unrestricted owner of the Existing Profit Transfer Claim, the Existing Profit Transfer Claim validly exists and, except for the Financing Security, is free and clear of any third party rights.

14.4	Existence; Ownership of EMP Group Companies

Each of the EMP Group Companies as set out in Exhibit 2.2 is duly incorporated and validly existing under the laws of its jurisdiction and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated. The shares held indirectly by the Seller in the EMP Group Companies (i) are owned by the respective EMP Group Company as set out in Exhibit 2.2, (ii) have been duly authorized and validly issued, (iii) are fully paid up, non-assessable and have not been repaid and (iv), except for the Financing Security have not been pledged, assigned, charged or used as a security to or by a third party and are free and clear of any other third party rights or encumbrances.

14.5	MIG

MIG did not conduct any business activities other than its shareholding in EMP set out in Exhibit 2.2 and activities incidental thereto.

14.6	No Insolvency

No bankruptcy, insolvency or judicial composition proceedings have been commenced or, to the Seller’s Knowledge, applied for under any applicable law against any of the EMP Group Companies, nor are any of the EMP Group Companies over-indebted (überschuldet) (not taking into account any potential positive going concern prognosis (positive Fortführungsprognose)) or illiquid (zahlungsunfähig).

14.7	Financial Statements

14.7.1

2017 Accounts. The unaudited pro-forma consolidated financial statements of the EMP Group for the fiscal year 2017 which comprise a balance sheet as of 31 December 2017 and the statement of income for the twelve (12) month period commencing on 1 January 2017 and ending on 31 December 2017 (the “2017 Accounts”), a copy of which is attached hereto as Exhibit 14.7.1, have been prepared by the management of EMP. The 2017 Accounts (i) have been prepared in accordance with German generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) according to HGB German GAAP, applied on a pro-forma consolidated basis and (ii) present, in all material respects, in observance of German GAAP and on a pro-forma consolidated basis, a true and fair view of the assets and liabilities, financial position and results of operations (vermittelt unter Beachtung der Grundsätze ordnungsmäßiger Buchführung und der anwendbaren HGB-Bilanzierungsregeln ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) of the EMP Group Companies as of, and for the respective financial year and the period they cover, consistent with the content of any individual accounts for entities referred to in this Section 14.7 that have been included in the 2017 Accounts.

14.7.2

2017 Group Accounts and 2016 Group Accounts. The audited consolidated financial statements of TopCo for the fiscal years 2016 and 2017, respectively, which comprise a balance sheet as of 31 December 2016 and 31 December 2017, respectively, and the statement of income for the twelve (12) month periods commencing on 1 January 2016 and 1 January 2017, respectively, and ending on 31 December 2016 and 31 December 2017, respectively (regarding the fiscal year 2016 the “2016 Group Accounts” and regarding the fiscal year 2017 the “2017 Group Accounts”), copies of which are attached hereto as Exhibit 14.7.2, have been prepared by the management of TopCo. The 2016 Group Accounts and the 2017 Group Accounts (i) have been prepared in accordance with Luxembourg GAAP and (ii) present, in observance of Luxembourg GAAP and on a consolidated basis, a true, complete and not misleading view of the assets and liabilities, financial position and results of operations (vermittelt in Übereinstimmung mit den in Luxembourg geltenden gesetzlichen Bestimmungen und Verordnungen betreffend die Aufstellung des Konzernabschlusses ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens- und Finanzlage) of TopCo.

14.7.3

EMP Accounts. The audited financial statements of EMP for the fiscal years 2016 and 2017 which comprise a balance sheet as of 31 December 2016 and 31 December 2017, respectively, and the statement of income for the twelve (12) month periods commencing on 1 January 2016 and on 1 January 2017, respectively, and ending on 31 December 2016 and 31 December 2017, respectively (the “EMP Accounts”), copies of which are attached hereto as Exhibit 14.7.3, have been prepared by the management of EMP. The EMP Accounts have been prepared in accordance with German GAAP in all material respects and have been audited without objections (keine Einwendungen) by the auditor.

14.7.4

MIG Accounts. The financial statements of MIG for the fiscal years 2016 and 2017 which comprise a balance sheet as of 31 December 2016 and 31 December 2017, respectively, and the statement of income for the twelve (12) month periods commencing on 1 January 2016 and 1 January 2017, respectively, and ending on 31 December 2016 and 31 December 2017, respectively (the “MIG Accounts”), copies of which are attached hereto as Exhibit 14.7.4 have been prepared by the management of MIG and reviewed by an auditor and the results of this review have been described and documented by the auditor in a review opinion (Bescheinigung nach prüferischer Durchsicht). To the Seller’s Knowledge, there exist no material circumstances that were known to the management of MIG at the time of the preparation (Aufstellung) of the MIG Accounts which would cause the MIG Accounts (i) not to be prepared, in all material aspects, in accordance with German-GAAP and (ii) not to present, in observance of German GAAP, a true and fair view of the assets and liabilities, financial position and results of operations (vermittelt unter Beachtung der Grundsätze ordnungsmäßiger Buchführung ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) of MIG as of, and for the respective financial year and the period they cover.

14.7.5

Half Year Accounts. The unaudited consolidated half-year accounts of TopCo as of 30 June 2018 which comprise a balance sheet as of such date and the statement of income for the six (6) months period commencing on 1 January 2018 and ending on the 30 June 2018 (the “Half Year Accounts”), a copy of which is attached hereto as Exhibit 14.7.5 have been prepared by the management of EMP. The Half Year Accounts (i) have been prepared in accordance with Luxembourg GAAP on an interim half-year basis and (ii) present, in observance of Luxembourg GAAP and on a consolidated basis, a true, complete and not misleading view of the assets and liabilities, financial position and results of operations (vermittelt in Übereinstimmung mit den in Luxembourg geltenden gesetzlichen Bestimmungen und Verordnungen betreffend die Aufstellung des Konzernabschlusses ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens- und Finanzlage) of TopCo.

14.7.6

No Objective Warranty. None of the statements in this Section 14.7 shall be construed or interpreted as an objective warranty (objektive (Bilanz-)Garantie) with respect to the 2017 Accounts, the 2016 Group Accounts, the 2017 Group Accounts, the EMP Accounts, the MIG Accounts, the Half Year Accounts or any other financial statements and where reference is made to a specific accounting standard in connection with a statement in this Section 14.7 only such accounting standard shall be relevant to determine whether or not and how any circumstances objectively existing as of the relevant reference date are to be reflected in the relevant financial statement, including as regards the question as to whether and as of which time the subjective knowledge of such circumstances by a relevant person or relevant persons is decisive therefore, provided that the question whose knowledge is relevant shall also solely be determined by the relevant accounting standard referenced in the relevant statement.

14.8	Enterprise Agreements

Except as disclosed in Schedule 14.8, the EMP Group Companies are not party to any enterprise agreements within the meaning of Sections 291 and 292 of the German Stock Corporation Act (AktG) or comparable domination or profit sharing or pooling agreements or arrangements under the laws of any other jurisdiction.

14.9	Intellectual Property; Information Technology

14.9.1

Registered Intellectual Property. Schedule 14.9.1-1 sets forth a true, complete and correct list of all registered Intellectual Property (as defined below) owned or purported to be owned by an EMP Group Company (the “Registered EMP Intellectual Property”). Schedule 14.9.1-2 sets forth a true, complete and correct list of all material Intellectual Property licensed, or otherwise permitted to be used, by an EMP Group Company from a third person that is not an EMP Group Company (the “Licensed Intellectual Property”), including those licenses or other agreements under which such EMP Group Company is a licensee or otherwise granted the right or interest to use such Licensed Intellectual Property. Any such licenses or other agreements which have a value or expected value of less than EUR 100,000 (in words: Euro one hundred thousand) do not have to be made part of Schedule 14.9.1-2. Registered EMP Intellectual Property and Licensed Intellectual Property are hereinafter collectively referred to as “Material IP Rights”. “Intellectual Property” means all intellectual property in any and all jurisdictions worldwide, including (a) all patents, patent applications, inventions and improvements conceived or reduced to practice; (b) trademarks, service marks, URLS and domain names, trade dress, logos, slogans, and all identifiers of source or goodwill, including all goodwill therein, symbolized thereby or associated therewith (including social media identifiers); (c) all copyrights and works of authorship in any media, moral rights, mask works; (d) all trade secrets and confidential information in any form or format; (e) all rights of privacy and publicity; (f) all registrations, applications, renewals and extensions for any of the foregoing in (a) to (e); and (g) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing.

14.9.2

Sufficiency of Intellectual Property. The EMP Group Companies own and have the legal and beneficial right, title and interest in or have valid and enforceable rights to use all material Intellectual Property that is necessary to conduct the Business as presently conducted. The execution of this Agreement and consummation of the transactions contemplated hereunder will not result in the termination or any material alteration of the EMP Group Companies’ rights or title to or interest in any Material IP Rights, and will not immediately following such consummation result in any licenses, encumbrances, liens, pledges, assignments or other rights being granted under or imposed on any Material IP Rights.

14.9.3

Ownership of Intellectual Property. Except for the Financing Security, the EMP Group Companies are the sole and beneficial owners of all right, title and interest in and to all Intellectual Property owned or purportedly owned by the EMP Group Companies (the “EMP Intellectual Property”), free and clear of any licenses, encumbrances, liens, pledges, assignments or other rights granted to or held by any third party, except for non-exclusive licenses granted by an EMP Group Company in the ordinary course of business or any non-assignable mandatory rights of inventors or authors of such Intellectual Property under German Copyright Act (Urheberrechtsgesetz).

14.9.4

Validity and Enforceability of Intellectual Property. All EMP Intellectual Property and, to the Seller’s Knowledge, all Licensed Intellectual Property, is valid, subsisting and enforceable, and not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting any EMP Group Company’s use thereof or rights thereto, or impairing the validity or enforceability thereof. All Registered EMP Intellectual Property and, to the Seller’s Knowledge, all Licensed Intellectual Property, is in compliance with all formal legal requirements necessary to record and perfect the relevant EMP Group Company’s or licensor’s interest therein, and to maintain the validity and enforceability thereof. There are no actions pending or asserted, or, to the Seller’s Knowledge, threatened, concerning any EMP Intellectual Property, or, to the Seller’s Knowledge, any Licensed Intellectual Property, contesting or challenging the ownership, validity or enforceability thereof, or any EMP Group Company’s right to use such Intellectual Property.

14.9.5

Non-Infringement. To the Seller’s Knowledge, the conduct of the Business by the EMP Group Companies as currently conducted, including the use of the Material IP Rights, in connection therewith, and the products and services of the EMP Group Companies, do not infringe or otherwise violate the Intellectual Property rights of any third party. To the Seller’s Knowledge, no third party has infringed, misappropriated or otherwise violated the Material IP Rights. There are no actions pending or asserted, or, to the Seller’s Knowledge, threatened (including in the form of offers to obtain a license), (a) alleging any infringement, misappropriation, or other violation by any EMP Group Company of the Intellectual Property of any

third party; or (b) by any EMP Group Company alleging any infringement, misappropriation, or other violation by any third party of the EMP Intellectual Property or Licensed Intellectual Property. To the Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action described in this Section 14.9.5.

14.9.6

Intellectual Property Agreements. “EMP IP Agreements” shall mean all licenses, consents, releases, settlements, coexistence agreements, covenants not to sue, permissions and all other contracts and agreements, whether written or oral, relating to Intellectual Property to which any EMP Group Company is a party, beneficiary, or otherwise bound (a) under which any EMP Group Company is a licensor or otherwise grants to any third party any right or interest relating to any EMP Intellectual Property; (b) under which any EMP Group Company is a licensee or otherwise granted any right or interest relating to third-party Intellectual Property that is not Licensed Intellectual Property disclosed in Schedule 14.9.1-2 (and other than unmodified licenses for commercial “off-the-shelf” or “shrink-wrap” software); and (c) which otherwise relate to any EMP Group Company’s ownership or use of Intellectual Property, in each case with respect to clauses (a), (b) and (c) exceeding a value or expected value of EUR 100,000 (in words: Euro one hundred thousand). Each EMP IP Agreement is valid and binding on any EMP Group Company that is party thereto in accordance with its terms and is in full force and effect. No EMP Group Company, nor, to the Seller’s Knowledge, any other party thereto, is or is alleged to be in breach or default under, or has provided or received any notice of breach of, default under or intention to terminate (including by non-renewal), any EMP IP Agreement.

14.9.7

Information Technology. The software, computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the EMP Group Companies (collectively, the “EMP IT Systems”) are in reasonably good working condition and are reasonably maintained for the conduct of the Business as conducted by the EMP Group Companies. For a period of two (2) years prior to the Signing Date, to the Seller’s Knowledge, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any EMP IT Systems that has caused any material disruption of or interruption to the use of such EMP IT Systems or the conduct of the Business. The EMP Group Companies maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, act in material compliance therewith, and review such plans and procedures on a regular basis.

14.9.8

No Impairment. The EMP Group Companies’ access to and use of any information and communications technologies is not reasonably expected to be impaired or interrupted as a direct result of the consummation of the transactions contemplated by this Agreement.

14.10	Privacy and Data Protection

14.10.1

Compliance with Privacy and Data Security Laws and Contracts. The EMP Group Companies comply with all applicable laws and regulations relating to the collection, use, storage, transfer, retention, disclosure, disposal, protection and other processing (collectively, the “Processing”) of Personal Information (as defined below), including Regulation (EU) 2016/679 (General Data Protection Regulation), and with all contracts and agreements to which an EMP Group Company is a party relating to the Processing of Personal Information. “Personal Information” means any information relating to an identified or identifiable natural person, where an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to that natural person.

14.10.2

Privacy and Data Protection Policies. The EMP Group Companies have internal and external policies regarding the Processing of Personal Information by or on behalf of the EMP Group Companies, and the EMP Group Companies have policies which accurately describe the EMP Group Companies’ use of, and practices with regard to, Personal Information provided in a clear and conspicuous manner on all websites, mobile sites and mobile applications owned or operated by or on behalf of the EMP Group Companies. The EMP Group Companies comply with all such internal and external policies regarding the Processing of Personal Information.

14.10.3

Security Measures. The EMP Group Companies have established and implemented policies, programs, and procedures as appropriate, and in compliance with applicable industry practices, to protect the confidentiality, integrity, and security of data, including Personal Information, in its possession, custody, or control against unauthorized access, use, disclosure, alteration, loss or other misuse. Since 1 January 2016, the EMP Group Companies have never been required under any applicable laws or regulations to notify customers, employees or other persons, or any governmental authority, of any information security breach or unauthorized access, use, disclosure, alteration, or loss of any Personal Information.

14.10.4

Complaints and Investigations. Since 1 January 2016 and, to the Seller’s Knowledge, prior to such date, no person, including any governmental authority, has commenced any action relating to the EMP Group Companies’ information privacy or data security practices, including with respect to Processing of Personal Information, nor has any such person, to the Seller’ Knowledge, threatened any such action or made or initiated any complaint, inquiry or investigation, relating to such practices.

14.10.5

Effect of the Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereunder will not violate any applicable law or regulation, contract or internal or external policies of the EMP Group Companies.

14.11	Real Property

14.11.1

Owned Real Property. Schedule 14.11.1 contains a true and complete list of all real property owned by the EMP Group Companies as of the Signing Date. Except as disclosed in Schedule 14.11.1 and pursuant to statutory law, each EMP Group Company reflected in Schedule 14.11.1, as being the owner of a piece of real property, is the sole and, subject to the occurrence of the security release as contemplated under Section 4, unrestricted legal and beneficial owner of the relevant real property.

14.11.2

Leased Real Property. Schedule 14.11.2 contains a complete list of all real property leased (gemietet oder gepachtet) by the EMP Group Companies (“Leased Real Property”) as of the Signing Date. In relation to the Leased Real Property,

(a)

there are no written notices alleging that any relevant lease agreement is invalid or a material breach of any covenants, conditions and agreements contained in the relevant lease agreements (Miet- oder Pachtverträge), on the part of the tenant; and

(b)	no tenancy (Miet- oder Pachtverhältnis) is being continued after the contractual expiry date whether pursuant to statute or otherwise.

14.12	Sufficiency of Assets

The assets reflected in the 2017 Accounts suffice to conduct the Business as currently conducted, and neither the Seller nor any of Seller’s Affiliates or a direct or indirect shareholder of the Seller or a related party of such shareholder (nahestehende Person) within the meaning of Section 138 of the German Insolvency Act (InsO), excluding however any of the EMP Group Companies (collectively, the “Seller’s Related Persons”) owns, or has other rights to, any of the assets reflected in the 2017 Accounts or any other assets which are necessary or used for the operation of the Business as currently conducted, taking into account, in each case, any assets transferred or acquired in the ordinary course of business during such time period (collectively, the “Assets”). Immediately following the Closing (and after giving effect to the transactions contemplated by this Agreement), the Assets will constitute all assets, properties and rights that are necessary to conduct the Business in substantially the same manner as is currently conducted.

14.13	No Undisclosed Liabilities; Payables and Receivables

14.13.1

The EMP Group does not have any liabilities (whether absolute or contingent, known or unknown) that are not disclosed in this Agreement or in the Disclosure Schedules, except for such (i) liabilities reflected in the 2017 Accounts, the Half Year Accounts or the MIG Accounts, (ii) liabilities incurred in the ordinary course of business, consistent with past practice (none of which have arisen out of or relate to a breach of contract or an infringement or violation of law), (iii) future executory obligations arising under any of the Material Agreements or other contracts disclosed on the Disclosure Schedules (excluding any liability for breach or non-performance prior to the Closing Date), (iv) liabilities arising under this Agreement and any of the respective transactions contemplated hereby, (v) liabilities and obligations to be expressly included in (or for which a reserve or accrual is to be expressly included in) the computation of the Closing Net Working Capital, Closing Indebtedness and/or Closing Seller Transaction Expenses (each as finally determined in accordance with this Agreement), (vi) liabilities included in or related to the PLTA Profit Transfer Claim (or the PLTA) or the Shareholder Loan, (vii) liabilities and obligations between or among any of the EMP Group Companies, or (viii) liabilities that individually would not exceed an amount of EUR 400,000.00 (in words: Euro four hundred thousand).

14.13.2

The Seller has maintained, and will maintain until the Closing Date, with respect to the Business, cash management practices and policies, practices and procedures with respect to the collection of accounts receivable, the establishment of reserves for doubtful accounts, the accrual of accounts receivable, inventory management and control, including with respect to work-in-process, the prepayment of expenses, the payment of accounts payable, the accrual of other expenses, the deferral of revenue, the acceptance of customer deposits and the provisions of rebates and other discounts to customers, in each case, in the ordinary course of business.

14.13.3

All outstanding accounts receivable, notes and other amounts receivable from third parties (including customers and employees) as of the Closing Date are valid and genuine and have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice and are not subject to valid claims of setoff or other defenses or counterclaims other than normal discounts and rebates accrued in the ordinary course of business consistent with past practice.

14.14	Material Agreements; Status

14.14.1

Material Agreements. To the Seller’s Knowledge, except as disclosed in Schedule 14.14.1 and except for agreements to which only EMP Group Companies are a party, the EMP Group Companies are not a party to any of the following agreements or commitments relating to the Business which are not otherwise referred to in this Agreement and have not yet been completely fulfilled (nicht vollständig erfüllte Verträge), including any secondary claims, as of the Signing Date:

(a)	agreements, which were entered into since 1 January 2016, relating to the acquisition or sale of (i) interests in other companies or (ii) businesses;

(b)	(i) corporate joint venture, corporate partnership or shareholders’ agreements and cooperation agreements and (ii) any Related Party Agreement;

(c)

loan and credit agreements, or other agreements or instruments evidencing financial indebtedness of any of the EMP Group Companies, including financial leases, performance or warranty bonds, factoring agreements, asset-backed security transactions or agreements relating to swaps, futures, options or other financial derivatives;

(d)

agreements securing, individually, financial indebtedness of third parties such as pledges, guarantees, suretyships (Bürgschaften) or letters of comfort (Patronatserklärungen) extended by any of the EMP Group Companies to any third party;

(e)	any contract relating to capital expenditures that individually exceed EUR 300,000.00 (in words: Euro three hundred thousand);

(f)

lease agreements (other than lease agreements regarding real estate/premises) with any EMP Group Company as lessor or lessee involving an annual rent for the calendar year 2018 which is reasonably expected to be in excess of EUR 100,000.00 (in words: Euro one hundred thousand) in the individual case;

(g)

contracts that limit the ability of an EMP Group Company to compete in any line of business or with any person or in any geographic area or during any period of time or that contain a “most favored nation” restriction except for customary geographic restrictions in any license agreements entered into by any EMP Group Company as licensee;

(h)

agreements with suppliers of the Business (excluding framework agreements but including specific orders under framework agreements) which provide for expected annual payment obligations of the EMP Group Companies in excess of EUR 1,000,000.00 (in words: Euro one million);

(i)

agreements with service providers, particularly regarding logistics services, which provide for expected annual payment obligations of the EMP Group Companies in excess of EUR 500,000.00 (in words: Euro five hundred thousand) in the individual case; and

(j)	any other contracts or agreements which automatically terminate or may be terminated by the other party as a result of the consummation of the transactions contemplated hereunder.

The agreements listed in Schedule 14.14.1 and all licensing agreements, which are listed in Exhibit 14.14.1, are hereinafter collectively referred to as the “Material Agreements”.

14.14.2	Fair Disclosure. The Seller has Fairly Disclosed accurate and complete copies of all written Material Agreements as of the Signing Date in their current version, including all amendments thereto.

14.14.3

Status. None of the Material Agreements has been terminated by the respective EMP Group Company by giving notice of termination or entering into any termination agreement as of the Signing Date. Within the last twelve (12) months prior to the Signing Date, no counterparty to a Material Agreement has claimed in writing vis-à-vis any EMP Group

Company or the Seller that any Material Agreement is not valid or binding on the parties thereto or is not in full force and effect. To the Seller’s Knowledge, the relevant EMP Group Company has not, in relation to any Material Agreement, within the last twelve (12) months prior to the Signing Date, received from the respective counterparty any written and as of the Signing Date still extant (noch nicht erledigt) notice of termination in relation to, or of a material breach by, the relevant EMP Group Company which would give the respective counterparty a right to terminate a Material Agreement. Each EMP Group Company is in compliance with the Material Agreements to which it is a party and, to the Seller’s Knowledge, each respective contractual partner is in compliance as well.

14.15	Labor Matters

14.15.1

Collective Bargaining Agreements. Schedule 14.15.1 sets forth a list of all collective bargaining agreements (Tarifverträge) and other agreements entered into within two (2) years prior to the Signing Date between the EMP Group Companies and a workers’ council (Betriebsrat) of an EMP Group Company which contain (i) limitations to terminate employment agreements, including severance payments, (ii) obligations of an EMP Group Company to maintain establishments at certain sites or (iii) guarantees to maintain a certain number of employees.

14.15.2

Mass Layoffs. Schedule 14.15.2 contains a complete list, as of the date of this Agreement, of all social plans (Sozialpläne) or reconciliations of interests (Interessenausgleiche), or comparable shop agreements (Betriebsvereinbarungen), in each case, within the meaning of the German Employees’ Representation Act (Betriebsverfassungsgesetz) dealing with mass layoffs since 1 January 2016 applicable to any EMP Group Company. No EMP Group Company will implement any operation change (Betriebsänderung) which results in any EMP Group Company’s obligation to negotiate on a balance of interests (Interessenausgleich) and social plan (Sozialplan).

14.15.3

Business Employees. Schedule 14.15.3 contains a complete anonymized list, as of the date hereof, of all directors, managers and other employees (including both a designation for full time or part time, permanent or temporary) employed as of 31 July 2018 by EMP Group Companies (collectively referred to as the “Business Employees”), including for each Business Employee (other than employees from temporary employment agencies), the employer, area, department, year of birth, start date and monthly base salary.

14.15.4	Freelancers (freie Mitarbeiter). Schedule 14.15.4 contains a complete list, as of the date of this Agreement, of all freelancers who perform work at the site of any EMP Group Company.

14.15.5

Other than the Business Employees set forth on Schedule 14.15.3, no employees, directors, officers, employees from temporary employment agencies, employees with pending employment agreements, or any other employees or freelancers (freie Mitarbeiter) are or will become, as a result of facts, events or circumstances existing or having occurred on or before the Closing Date, an employee of any of the EMP Group Companies other than as permitted under Section 15.1.2(s).

14.15.6

Benefit Schemes. Schedule 14.15.6 sets forth a complete list, as of the date of this Agreement, of all company practices (betriebliche Übungen), collective promises (Gesamtzusagen), collective bargaining agreements (Tarifvertrag), shop agreements (Betriebsvereinbarungen) and any other agreements, whether on an individual or on a collective basis, that are applicable for any current or former Business Employee of the EMP Group Companies, and govern the salaries, bonuses or similar payments, and other monetary benefits.

14.15.7

Pension Plans. Schedule 14.15.7 contains for each EMP Group Company a list of all agreements, schemes and plans, whether of an individual or collective nature and including commitments based on works custom (betriebliche Übung) under which such EMP Group Company has any obligations to provide an occupational pension (betriebliche Altersversorgung) except for mandatory employers’ contributions to statutory benefit schemes. All obligations under or in connection with pension schemes pertaining to periods prior to the Closing Date have either been fulfilled or are fully funded, or have been reflected by the establishment of appropriate reserves. All payments owed to external pension carriers (in particular pension funds and insurance companies) have been duly made. All EMP Group Companies have fully complied with the terms and conditions of pension schemes.

14.15.8

Compliance. The EMP Group Companies have complied in all material respects and are in compliance in all material respects with all laws relating to employment, labor and the workplace, including laws relating to wages, hours, collective bargaining, occupational safety and health, work authorization, equal employment opportunity, equal treatment, discrimination in employment, terms and conditions of employment, immigration, tax withholding and employee data protection. The EMP Group Companies have withheld all amounts required by law, or by contract to be withheld from the wages (in particular taxes and social security contributions) and paid to the relevant authorities. All employee lease agencies have the required permits for the commercial leasing of employees. All EMP Group Companies do comply with all further provisions of the German Act on Temporary Work (Arbeitnehmerüberlassungsgesetz – AÜG).

14.15.9	Scope of Warranties and Disclosures. The Parties agree that disclosures and warranties provided for in this Agreement also include and apply to Transferred Employees pursuant to Section 16.2.3.

14.16	Permits; Compliance

14.16.1

Permits. The EMP Group Companies are, and have been since 1 January 2016, in possession of all governmental approvals, consents, licenses and permits which are and have been material for conducting the Business taken as a whole (the “Material Permits”). There are no written restrictions or written subsequent orders (nachträgliche Anordnungen) relating to a Material Permit, which would, after the Signing Date, individually or in the aggregate, have a Material Adverse Effect. As of the Signing Date and as of the Closing Date, the Material Permits are in full force and effect and there has been no notification in writing to any EMP Group Company of any challenge (angefochten) before any governmental authority or court of law by any third party.

14.16.2

Compliance. The Business is conducted, and has been conducted since 1 January 2016, in accordance with the Material Permits as well as in compliance with applicable laws and regulations unless the lack of which would not result, individually or in the aggregate, in a Material Adverse Effect. In the twelve (12) month period preceding the Signing Date, there has been no withdrawal, revocation, material restriction or subsequent material alteration of the Material Permits. No managing director, officer, employee and, to the Seller’s Knowledge, agent of an EMP Group Company has in the twenty-four (24) month period preceding the Signing Date, in violation of any applicable criminal law and in connection with exercising functions for, or doing business on behalf of, any EMP Group Company, (i) offered, promised or granted, directly or indirectly, any benefit in the nature of a bribe, facilitation payment in kind or kick-back to a public official or representative of any administrative authority or (ii) committed a breach of any applicable anti-money-laundering law. None of the EMP Group Companies have been notified in writing to the effect that there is any pending investigation, extant charge or extant claim, in each case of any governmental authority, relating to a material compliance violation.

14.17	Environment

“Environment” shall mean all or any of the following (i) land, including surface land, sub-surface strata, and river bed under water; (ii) water, including coastal and inland waters, surface waters and ground waters and (iii) ambient air (including the air within buildings or other natural or man-made structures above or below ground), plant or animal life and natural resources.

“Environmental Claim” shall mean any written notice, claim, demand, order, legal action, suit, litigation, arbitration or proceeding, in each case alleging liability or potential liability (including for investigatory costs, cleanup costs, governmental response costs, natural resource damages, compensation or indemnification, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from: (i) the presence, discharge, emission, release or threatened release of any hazardous substances at any location, whether or not owned, leased or operated by the EMP Group Companies, (ii) any violation by any EMP Group Company of any (a) Environmental Law or (b) governmental, regulatory or other permit, license, authorization and/or consent granted pursuant to Environmental Law, or (iii) liabilities under any Environmental Laws.

“Environmental Contamination” shall mean any hazardous substances that are present in or on the Environment and which, pursuant to any Environmental Law applicable at the respective location, are compulsorily required to be remedied.

“Environmental Law” shall mean any applicable Law concerning the protection of the Environment in effect as of the Signing Date.

To the Seller’s Knowledge, there are no circumstances that would reasonably be expected to give rise to any liability of an EMP Group Company for any Environmental Claim in respect of an Environmental Contamination existing at the Signing Date in excess of EUR 150,000.00 (in words: Euro one hundred fifty thousand), whether individually or in the aggregate, for the respective Environmental Contamination in question. None of the EMP Group Companies have been notified in writing by any governmental authority or other person of any extant Environmental Claim in respect of an Environmental Contamination existing as of the Signing Date, in each case in excess of EUR 100,000.00 (in words: Euro one hundred thousand) in the individual case. To the Seller’s Knowledge, the Business and each EMP Group Company is in material compliance with all Environmental Laws.

14.18	Insurance

14.18.1

Schedule 14.18.1 contains (i) a list of all material insurance policies (listing the respective amount insured) maintained by or on behalf of an EMP Group Company (the “Insurance Policies”) and (ii) all claims that have been asserted by EMP Group Companies under the Insurance Policies in the twenty-four (24) months prior to the Signing Date in an amount in excess of EUR 75,000.00 (in words: Euro seventy-five thousand) in the individual case.

14.18.2

All premiums under the Insurance Policies due and payable have been paid when due and payable, none of the Insurance Policies has been cancelled or terminated by any EMP Group Company and none of the EMP Group Companies has received any notice of termination. Each of the Insurance Policies maintained by or on behalf of the EMP Group Companies are in full force and effect.

14.19	Litigation; Product Liability

14.19.1

Except as disclosed in Schedule 14.19.1, there is (i) no lawsuit, court action, arbitration or similar proceeding pending (rechtshängig) or, to the Seller’s Knowledge, threatened in writing before any court of law or arbitral tribunal, to which an EMP Group Company is a party, with a value in dispute (Streitwert) in excess of EUR 50,000.00 (in words: Euro fifty thousand) in the individual case or in the aggregate with respect to a series of individual cases based on similar grounds and (ii) no still extant judgment or arbitral award under which an EMP Group Company is subject to, as of the Signing Date, unsatisfied payment obligations with a value exceeding EUR 50,000.00 (in words: Euro fifty thousand) in the individual case or in a series of individual cases based on similar grounds.

14.19.2

Except as disclosed in Schedule 14.19.2, during the twenty-four (24) months prior to the Closing Date, (i) no EMP Group Company has recalled (zurückgerufen) a product or terminated its production or marketing, in each case, due to non-conformity of such product with quality or legal requirements or due to serial defects of such product, (ii) no EMP Group Company issued to customers any general product warning regarding any of its products, and (iii) no product placed on the market by any EMP Group Company was the subject of a product recall by such EMP Group Company or was requested or ordered by a governmental authority vis-à -vis any EMP Group Company to be the subject of a product recall by any EMP Group Company.

14.19.3

During the twenty-four (24) months prior to the Closing Date, no EMP Group Company has received any written allegation from any person to the effect that it delivered any products or rendered any services which have not been in compliance with contractual specifications or have triggered statutory warranty claims (Gewährleistungshaftung) or claims under applicable law relating to product liability (Produkthaftung), in each case which resulted or are reasonably expected to result in payment obligations of such EMP Group Company exceeding EUR 100,000.00 (in words: Euro one hundred thousand) in each individual case or in a series of individual cases based on similar grounds, which claims have not been fully settled prior to the Signing Date.

14.19.4

There is no pending investigation of which notification has been provided to any EMP Group Company by any governmental authority pursuant to which the governmental authority has threatened in writing to issue an injunction under which any EMP Group Company or their current officers or directors would be permanently or temporarily enjoined from engaging in, or continuing any conduct or practice in connection with, the Business as currently conducted, and none of the EMP Group Companies or their current officers and directors are the subject of such an injunction that is still in effect.

14.20	Tax Matters

14.20.1

Tax Applications. The EMP Group Companies have prepared diligently and in good faith and filed all Tax Returns when due to be filed. No extension of time with respect to any date on which a Tax Return of the EMP Group Companies is required to be filed is in force or was requested by the EMP Group Companies (other than ordinary extensions of the due date for filing such Tax Return).

14.20.2

Tax Payments. Each of the EMP Group Companies has timely paid all Taxes which were due and payable (fällig und zahlbar) within the meaning of the relevant applicable tax code. Each of the EMP Group Companies has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or any other third party, in each case to the extent they were due and payable (fällig und zahlbar) within the meaning of the relevant applicable tax code. Each of the EMP Group Companies has complied with all record keeping and information reporting requirements applicable to such withholding Taxes.

14.20.3

Secondary Liability. Except for obligations resulting from the fiscal unity between the Seller and EMP, none of the EMP Group Companies is secondarily liable for any Tax obligation, which is the primary obligation of an entity other than an EMP Group Company (e.g., pursuant to Section 75 of the German General Tax Act (Abgabenordnung)) (of whatever kind, including, without limitation, federal and local) and none of such companies is liable for any such Tax.

14.20.4

Blocking Periods. To the Seller’s Knowledge, blocking, holding and maintenance periods (e.g., Section 6 Para 5 Sentence 4 German Income Tax Act (Einkommensteuergesetz)) or any similar restriction under applicable foreign law have not been initiated at any EMP Group Company or have been expired.

14.20.5

Tax Audit. Except as disclosed in Schedule 14.20.5, none of the EMP Group Companies is involved in any Tax Audit. No Tax dispute or other proceeding is pending in respect of any EMP Group Company, and no EMP Group Company has been notified by any Tax Authority in writing that such authority intends to commence any such proceeding. No waiver or agreement by the EMP Group Companies is in force for the extension of time for the collection or assessment of any Taxes (or that otherwise extend any statute of limitations relating to Taxes of the Company or any Subsidiary thereof), and no request for such waiver, agreement or extension is outstanding. None of the EMP Group Companies have received written notice from any Tax Authority of any Tax deficiency that is outstanding, assessed or proposed against the EMP Group Companies and has not been resolved in full.

14.20.6

Documentation. All material documentations required by applicable Tax law have been properly prepared by the EMP Group Companies and such documentations are true and correct in all material respects and in the possession of the relevant EMP Group Company.

14.20.7

Tax Ruling. None of the EMP Group Companies have entered into any arrangements with or has obtained any ruling from any Tax Authority and has not applied for any such arrangement or binding Tax ruling.

14.20.8

Nexus. None of the EMP Group Companies have received notice or other claim by any Tax Authority in a jurisdiction where the EMP Group Companies do not file Tax Returns that it is or may be subject to Tax by that jurisdiction and to the EMP Group Companies’ knowledge, there is no basis for such claim to be made.

14.20.9	To the Seller’s Knowledge, there are no liens for Taxes (other than liens with respect to current Taxes not yet due and payable) upon any of the assets of the EMP Group Companies.

14.20.10

“Tax” or “Taxes” shall mean any taxes (Steuern), duties (Abgaben), public contributions (Beiträge, Gebühren), customs (Zölle), excise (including in particular any imposition within the meaning of Section 3 para. 1 to 3 German Tax Code (AO)) as well as any wage taxes (Lohnsteuern) and any similar forms of taxation and governmental charges under applicable foreign law, levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and in any case also including (i) withholding Taxes and secondary liability (Haftung) for taxes owed by others (e.g., pursuant to Section 75 German General Tax Code (AO) or any similar provision under foreign law), (ii) social security contributions and contributions to the Chamber of Industry and Commerce or any other contributions assessed on a basis relevant for tax purposes, (iii) investment allowances (Investitionszulagen), investment subsidies (Investitionszuschüsse) and (iv) Tax allocation agreements (Steuerumlageverträge) and specific tax indemnity obligations, in each and any case together with any interest, penalty or other kind of addition thereon or relating thereto and incidental payments related thereto (in particular any ancillary charges (steuerliche Nebenleistungen) within the meaning of Section 3 para. 4 AO). The term “Tax” or “Taxes” shall also include any amounts assessed or levied for not complying with obligations imposed by tax law (including but not limited to penalties for late filing and/or delay in payment, surcharges and penalties for not preparing or not furnishing transfer pricing studies or preparing or furnishing transfer pricing studies which do not meet the required standards).

14.20.11	“Tax Audit” shall mean any Tax audit, inspection or similar investigation by any Tax Authority.

14.20.12

“Tax Authority” shall mean any taxing or other authority competent to impose any liability in respect of Taxes or responsible for the administration and/or collection of Taxes or enforcement of any law in relation to Taxes.

14.20.13

“Tax Return” shall mean any tax declarations (Steueranmeldungen), advance tax declarations (Steuervoranmeldungen), tax returns (Steuererklärungen), reports, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

14.21	Public Subsidies

No EMP Group Company has at any time since 1 January 2016 received or applied for any subsidies and comparable public grants under which such EMP Group Company is subject to ongoing obligations or which may become repayable in the future (collectively, the “Public Subsidies”).

14.22	Conduct of Business

Except for the transactions described in or contemplated under this Agreement or set out in Schedule 14.22, during the period between 31 December 2017 and the Signing Date the EMP Group Companies have conducted their respective business operations, in the ordinary course of business in a manner consistent with past practice without interruption of alteration in nature, scope or manner; and without prejudice to the generality of the foregoing clause, (i) no EMP Group Company has taken or committed to take any of the actions listed in Section 15.1.2, (ii) no EMP Group Company has materially changed its risk profile or pricing policy, and (iii) there has not occurred any event or condition that has had or is reasonable likely to have or constitute a Closing Material Adverse Effect.

14.23	Related Party Transactions

Except as disclosed in Schedule 14.23 of this Agreement, there is no agreement between an EMP Group Company on the one hand and the Seller or any of the Seller’s Related Persons on the other hand (such an agreement, a “Related Party Agreement”) which has not been terminated as of the Closing Date.

14.24	No Brokers’ or Finders’ Fees

Except as disclosed in Schedule 14.24, no EMP Group Company is liable for any brokers’ or finder’s fees, commissions, or other third party costs or expenses in connection with the transactions contemplated hereby.

14.25	Major Suppliers and Major Licensors

14.25.1

Schedule 14.25.1 sets forth a list of (i) the 78 largest suppliers of products or services to the Business as measured by Euro value for the twelve (12)-month period ended on 31 July 2018 (such suppliers collectively, the “Major Suppliers”’) and (ii) the six largest licensors to the Business as measured by Euro value for the twelve (12)-month period ended on 31 July 2018 (such licensors collectively, the “Major Licensors”).

14.25.2

Except as disclosed on Schedule 14.25.2, none of Major Suppliers or Major Licensors has (i) cancelled, substantially amended, terminated, or, to Seller’s Knowledge, indicated an intent or threatened to, cancel, substantially amend or terminate its relationship with the Business or any respective EMP Group Company or (ii) to the Seller’s Knowledge, announced an intention to materially decrease the volume of business it conducts with the Business or any respective EMP Group Company. Neither the Business nor any EMP Group Company is actively engaged in any material dispute with any Major Supplier or Major Licensor and, to the Seller’s Knowledge, no event has occurred that would have an adverse impact, in any material respect, on the Business’ relations with any such Major Supplier or Major Licensor.

14.26	Books and Records

The statutory books (including all registers and the minutes of shareholders and directors meetings) and records of the EMP Group Companies have been properly kept and/or filed as required under applicable law with the appropriate governmental authority and contain records which are accurate and complete in all material respects, it being understood that any Tax related matters are solely governed by Section 14.20.

15	Seller’s Covenants

15.1	Conduct of Business prior to Closing

15.1.1

General. From (and including) the Signing Date until the Closing Date (the “Interim Period”), the Seller shall exercise its rights as shareholder of the Companies to cause the EMP Group Companies to continue to carry on the Business in the ordinary course consistent with past practice as applied over the last twelve (12) months and with the care of a prudent business person including, without limitation, as relates to managing its working capital (including the timing and collection of receivables, the payments of accounts payable, the management of inventory, and not shortening or lengthening the customary payment cycles for any of its payables or receivables).

15.1.2

Restricted Actions. During the Interim Period, the Seller shall exercise its rights as shareholder of the Companies to cause (and shall instruct the management of the Companies to cause) the EMP Group Companies not to take any of the following actions without the Purchaser’s prior consent in text form (Textform), which shall not be unreasonably withheld or delayed:

(a)	amendments to the articles of association or bylaws of any EMP Group Company;

(b)

any merger, split-off or other company reorganization within the meaning of and pursuant to the German Reorganization Act (Umwandlungsgesetz) or equivalent foreign statutes involving any EMP Group Company;

(c)	any dissolution or liquidation of any EMP Group Company;

(d)	entry into new, or discontinuance of existing, lines of business;

(e)	the redemption of the Sold Shares or securities in any EMP Group Company or parts thereof;

(f)

the issuance or authorization to issue new shares, partnership interests or other securities in any of the EMP Group Companies (except as solely within the EMP Group), including convertible bonds or other equity-linked securities, subscription rights, dividend bonds or participation rights;

(g)

the sale, transfer or other disposal of the Sold Shares or the securities or interests in any EMP Group Company or parts thereof, or granting of any security rights, options, warrants, pre-emptive rights, rights of first refusal or other purchase rights with respect to the Sold Shares or the securities or interests in any EMP Group Company or parts thereof;

(h)	any conclusion or amendment of any enterprise agreement within the scope of Sections 291, 292 of the German Stock Corporations Act (AktG) or equivalent foreign statutes;

(i)

acquire or agree to acquire (i) by purchasing all or substantially all the assets of or all or substantially all the outstanding securities in, any business, company or other business organization or (ii) any assets that are material, individually or in the aggregate, to the EMP Group Companies, taken as a whole, except purchases of inventory in the ordinary course of business;

(j)

the amendment or termination of any Material Agreement, except in the ordinary course of business consistent with past practice and except for any amendment to any agreement evidencing any Seller Transaction Expenses that has the effect of reducing any of the payment obligations of the EMP Group Companies thereunder, or entering into an agreement that would qualify as a Material Agreement had it been entered into prior to the Signing Date;

(k)

the initiation, settlement or withdrawal of any material litigation or action or waive, settle or release any material debt or claim, in each case if the value in dispute, the debt or the claim are in excess of EUR 25,000.00 (in words: Euro twenty-five thousand) in a single or several comparable cases;

(l)

the entering into any collective agreements with unions, works councils or other employee representative bodies other than industry wide collective bargaining agreements (Flächentarifverträge) or in the ordinary course of business consistent with past practice;

(m)	the sale, lease, license, transfer or other disposal of its owned Material IP Rights;

(n)

incur any incremental (zusätzliche) financial liability for borrowed money, or make any payment relating thereto or agree to incur any other liability relating thereto, or issue any guarantee or other security in favor of any person other than any EMP Group Company, in each case excluding (i) liabilities for borrowed money, guarantees, bonds or letters of credit incurred or issued towards any EMP Group Company, (ii) liabilities incurred under Financing Agreements existing on the Signing Date, or (iii) liabilities incurred (and payments made) in the ordinary course of business consistent with past practice;

(o)

mortgage, pledge, assign or transfer for security purposes or subject to liens, charges or any other encumbrances any of the tangible or intangible assets of the EMP Group Companies, in each case except in accordance with the ordinary course of business and consistent with past practice;

(p)

the making of any material individual capital expenditure exceeding an amount of EUR 125,000.00 (in words: Euro one hundred twenty-five thousand) or an amount of EUR 250,000.00 (in words: Euro two hundred fifty thousand) in the aggregate, except pursuant to contracts or commitments existing on the Signing Date or capital expenditure items as included in the relevant budget which has been provided to the Purchaser as part of the due diligence materials;

(q)	(i) the making, changing or revoking of any election concerning Taxes or Tax Returns, adopting or changing any method of Tax accounting, filing any amended Tax Return, claiming for refund or any Tax Return inconsistent with past practice, entering into any closing agreement or similar agreement with, or requesting any tax ruling or determination from, any Tax Authority, settling or compromising any Tax claim or assessment, surrendering any right to claim a refund of Taxes or agreeing to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes or (ii) any change of the accounting procedures or accounting principles, in each case unless required by law and/or under German GAAP;

(r)

(i) make any material change in the customary methods of operations of the Business, including practices and policies relating to manufacturing, purchasing, inventories, marketing, selling and pricing; (ii) engage in any material promotional, sales or discount or other activity outside of the ordinary course that will or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing; and (iii) write down or write up the value of any inventories or accounts receivable, notes and other amounts receivable from third parties (including customers and employees) other than in the ordinary course in accordance with German GAAP;

(s)

(i) the granting of any increases in wages, salaries, bonuses or other remuneration of any managing director or employees other than regular increases which are granted in the ordinary course of business consistent with past practice, or (ii) enter into, amend or terminate any employment agreements, or promise to make any bonus, extraordinary compensation, pension or severance payments to, any officer, director, other member of a corporate body or employee, except in the ordinary course of business consistent with past practice or mandated by applicable law; and

(t)	entering into any agreement to take any of the actions set forth under Section 15.1.2(a) through Section 15.1.2(s).

The covenants set out in Section 15.1 and Section 15.3 through Section 15.5 are hereinafter collectively referred to as the “Seller’s Covenants”.

15.2	Purchaser’s Consent

With respect to Section 15.1, the Purchaser hereby consents to (i) any actions, measures and transactions expressly required to be taken or performed pursuant to the provisions of this Agreement (including in preparation of the satisfaction of the Merger Clearance and the Closing Actions) and (ii) any actions, measures and transactions required to comply with applicable laws and orders of a competent governmental authority.

15.3	Seller’s Closing Certificate; Retention Letter

15.3.1

On the Closing Date, the Purchaser shall receive a certificate substantially in the form as attached hereto as Exhibit 15.3 (the “Seller’s Closing Certificate”) signed by the managing directors of EMP and the Seller confirming that to their actual knowledge (tatsächliche Kenntnis) the Closing Conditions set out in Sections 11.1.1, 11.1.2 and 11.1.3 have been fulfilled.

15.3.2

During the Interim Period, the Seller shall use its reasonable best efforts to obtain written evidence from Goldman Sachs & Co. LLC that the payment of the Seller Transaction Expenses contemplated by clause (iii) of such definition will satisfy all monetary obligations of any EMP Group Company in connection with, or arising from, the retention letter described in such clause (iii).

15.4	Financing Assistance

In connection with the transactions contemplated by this Agreement, in the event that the Purchaser determines that it is desirable to obtain new credit facilities, and/or obtain amendments or waivers under any of its existing credit facilities or other existing financing arrangements (the “Financing”) the Parties shall, and shall cause each of their respective subsidiaries to, use commercially reasonable efforts to cooperate with each other and to cause their respective Affiliates, directors, officers, employees, agents and representatives (including legal, accounting and financial advisors) to cooperate in connection with the arrangement and consummation of the Financing, including (i) participation in meetings, drafting sessions, rating agency presentations and due diligence sessions; (ii) furnishing the Purchaser and its financing sources with pertinent information regarding the EMP Group as is customary in connection with the Financing; (iii) assisting the Purchaser and its financing sources in the preparation of a customary offering materials; and (iv) assisting the Purchaser in connection with the Purchaser’s preparation of pro form financial information and financial statements to the extent required by applicable U.S. securities laws and regulations to which the Purchaser may be subject;

provided, that: (a) such requested cooperation does not unreasonably interfere with the ongoing operations of the EMP Group Companies prior to the Closing, and (b) the Seller and the EMP Group Companies shall not be required to pay any out-of-pocket fees or expenses prior to the Closing that are not promptly reimbursed by the Purchaser or otherwise incur liability under the Financing prior to the Closing unless any such liability is contingent upon the occurrence of the Closing or is otherwise not material to the Seller’s Group Companies or the EMP Group.

15.5	No Alternative Transaction

During the Interim Period, except for the transactions contemplated by this Agreement, the Seller will not, and will cause its Affiliates and each of their respective representatives, agents and advisors not to, directly or indirectly, solicit, encourage or enter into any negotiation, contract, agreement, communication or understanding with any person, or provide information or documentation to any other person, with respect to any acquisition of, or investment in, the Sold Shares, any EMP Group Company or the Business, whether by way of the sale or exchange of capital stock or other equity interests, sale of assets, merger, business combination, recapitalization or otherwise (an “Alternative Transaction”). The Seller shall, and shall cause its Affiliates and each of their respective representatives, agents and advisors to, cease immediately all negotiations, discussions and communications that commenced prior to the Signing Date regarding any Alternative Transaction.

16	Transfer of Employees, Managing Directors and Employee Loans

16.1	EMP Service Termination Agreement

The Seller and certain EMP Group Companies are parties to certain service agreements pursuant to which certain of the Seller’s employees listed in Exhibit 16.1-1 (the “Seller’s Employees”) render certain finance and back-office services for the benefit of the EMP Group Companies (the “EMP Service Agreements”). The Seller shall terminate the EMP Service Agreements with effect as of the Closing Date through a termination agreement substantially in the form as attached hereto as Exhibit 16.1-2 (the “EMP Service Termination Agreement”) free of costs and charges to EMP or any other EMP Group Company.

16.2	Transfer of Employees

16.2.1

TUPE Transfer. The Parties assume that following the execution of the EMP Service Termination Agreement and the resulting insourcing of the services previously provided by the Seller, the employment relationships of the Seller’s Employees will be transferred to EMP with effect as of the Closing Date by operation of law in accordance with Section 613a BGB, subject to the Seller’s Employees objecting to such transfer in accordance with Section 613a para. 6 BGB.

16.2.2

Employment Offer. In the event that any of the Seller’s Employees should not become employees of EMP pursuant to Section 613a BGB, the Purchaser shall procure (steht dafür ein) that EMP, with effect as of the Closing Date, shall offer employment to such employees at terms and conditions which, to the extent possible, are substantially similar in all material respects with the terms and conditions of their existing employment with the Seller and which put them into the position they would enjoy had their employment been transferred to EMP under Section 613a BGB (the “Employment Offer”).

16.2.3

Transferred Employees and Retained Employees. The Seller’s Employees whose employment relationships are definitely transferred to EMP under applicable law as a result of their non-objection pursuant to Section 613a para. 6 BGB or who have accepted the Employment Offer are hereinafter collectively referred as the “Transferred Employees”. The Seller’s Employees who have validly objected to the transfer of his or her employment relationship to the Purchaser, irrespective of whether such valid objection was served prior to or after the expiration of a period of one (1) month following receipt by the relevant employee of the Transfer Notice, and have consequently not accepted the Employment Offer and as a result thereof remain employees of the Seller are hereinafter referred to collectively as the “Retained Employees”.

16.3	Notification and Reasonable Efforts

The Seller shall (i) notify the Seller’s Employees of the contemplated transfer of their employment within three (3) Business Days after the date hereof with a notice substantially in the form as set forth in Exhibit 16.3 (the “Transfer Notice”) and (ii) use best efforts (which shall not require the Seller to pay or promise any money or benefits, other than in accordance with the terms of their relevant employment) to ensure that the relevant employees shall not object to the transfer of their employment to EMP in accordance with Section 16.2 above.

16.4	Transfer of Managing Directors

The Seller shall use reasonable best efforts to ensure that the service agreements of Ernst Trapp and Jan Fischer (the “Managing Directors”), are either novated and transferred to EMP or replaced by new service agreements with EMP, in each case with effect as of the Closing Date, on terms substantially similar to the terms and conditions of their existing service agreements with the Seller or otherwise on terms agreed between the Purchaser and each Managing Director (the “Service Agreements”). A Managing Director whose existing service agreement has been replaced by a new Service Agreement with EMP shall be deemed a “Transferred Employee” and a Managing Director whose existing service agreement has not been replaced by a new service agreement with EMP shall be deemed a “Retained Employee”. At the Purchaser’s request, the Seller shall use reasonable best efforts to cause EMP to enter into a termination agreement regarding the current service agreements and enter into new Service Agreements effective as of the Closing with terms and conditions to be defined by and during negotiations to be agreed with the Purchaser.

16.5	Employment-Related Liabilities

16.5.1

Transferred Employees. As between the Seller and the Purchaser (im Innenverhältnis) and provided that there is no breach of Section 14.15.9, any claims, obligations, liabilities, or losses (whether past, present or future, actual or contingent, direct or indirect), damages and reasonable costs and expenses (including Taxes, reasonable legal fees, expenses and disbursements but for the avoidance of doubt excluding any business related Taxes) including but not limited to salary, bonuses, withholding wage taxes, holiday payments, anniversary payments or pensions and other employee-related payments, arising out of or in connection with the employment agreements (the “Employee-Related Liabilities”) of the Transferred Employees shall be solely borne by EMP.

16.5.2	Retained Employees.

(a)

The Purchaser shall indemnify and hold harmless the Seller from and against any (i) Employee-Related Liabilities arising out of or in relation to the continuation of the employment relationships of any Retained Employees, (ii) claims, obligations, liabilities, or losses (whether past, present or future, actual or contingent, direct or indirect), damages and reasonable costs and expenses (including Taxes, reasonable legal fees, expenses and disbursements) arising out of or in connection with the termination of the employment relationships of any Retained Employees, including reasonable severance payments provided that the Purchaser has given its prior written consent to granting such severance payments. This indemnity does not, however, apply to any liabilities against Retained Employees who object against their transfer after the statutory one month period pursuant to Section 613a (6) BGB due to an incorrect or incomplete transfer notice (including reasonable legal fees, expenses and disbursements arising out of or in connection with a dispute regarding the validity of an objection of a Seller´s Employee against the transfer of his employment relationship to EMP), provided however that the Parties shall cooperate in good faith with regard to any such dispute regarding the validity of any objection of a Seller’s Employee.

(b)

The Parties agree that the Seller shall give notice of termination to all Retained Employees as the earliest possible termination date and shall use its best efforts to enforce such termination. In the event of a labor dispute with respect the validity of the termination of an employment of a Retained Employee, Seller shall promptly inform the Purchaser and give the Purchaser the opportunity to lead such proceedings in its sole discretion. The Purchaser shall in particular be entitled to participate in and direct all negotiations and correspondence with the relevant Seller’s Employee and/or Retained Employee and to appoint and instruct legal counsel to act on behalf and as representative of the Seller. The Seller shall further fully cooperate with the Purchaser as requested and in accordance with the instructions issued by the Purchaser for the purpose of disputing, appealing, compromising or contesting any claim made by any Seller’s Employee and/or Retained Employee.

16.6	Employee Loan

The Seller, as lender, has granted to a certain Seller’s Employee, as borrower, an interest-free loan with a principal amount of EUR 2,500.00 (in words: Euro two thousand five hundred) under a certain employment loan agreement dated 23 February 2017 (the “Employee Loan”). The Seller shall be entitled to transfer the Employee Loan to EMP prior to or on the Closing Date free of any costs, charges and expenses for the Seller. Such transfer shall be subject to the employee’s employment relationship being continued with or validly transferred to an EMP Group Company, respectively, in the course of the transactions contemplated by this Agreement. If and to the extent such Employee Loan cannot validly be transferred until Closing, the Parties shall treat each other as between the Parties (im Innenverhältnis) as if the Employee Loan had been validly transferred and the Parties shall further cooperate to effectuate such transfer free of any costs, charges and expenses for the Seller as soon as possible.

17	Insurances, Payroll Administration and Lease Agreements; Non-Solicitation

17.1	Insurance Agreements

17.1.1

The Seller shall transfer to the Purchaser (or its designated Affiliate) with legal effect as of the Closing Date all or any portion of the insurance agreements further set out in Exhibit 17.1.1 (the “Insurance Agreements”), which the Purchaser has elected in writing following the Signing Date to accept to continue in force following the Closing, along with all rights and obligations by way of outright transfer in the form of assumption of contract (Vertragsübernahme) subject to any third party consents. In relation to the Insurance Agreements, the Purchaser undertakes to enter into such agreements and documents and do all acts as are required to effect the assumption of contract (Vertragsübernahme), provided that the Seller shall not be obliged to bear any costs relating to such assumption of the Insurance Agreements.

17.1.2

In the event that the Seller does not receive a third party consent required for the transfer of the Insurance Agreements along with all rights and obligations by way of outright transfer in the form of assumption of contract (Vertragsübernahme), following the Seller’s reasonable best efforts to obtain such a third party consent, the Seller may, in its reasonable discretion, to be effective as of the Closing Date, amend any insurance policies in the manner it deems appropriate to give effect to this Section 17.1.2; provided, that neither the Seller nor any Seller’s Group Company may take any action that would reduce, modify or eliminate any coverage, terms and conditions or policy limits to the detriment of the Purchaser under any insurance policy presently available to the Purchaser for any claims related to pre-Closing occurrences; provided, further, that, (i) Purchaser shall, to the extent permissible under the Insurance Agreements, continue to have the benefits of any such available insurance, exercisable by requesting that the Seller and any respective Seller’s Group Company make claims under such policies with respect to losses occurring (whether known or unknown) before the Closing Date, to the extent insurance coverage in respect of such claims may be available, (ii) the Seller and the respective Seller’s Group Company shall diligently pursue such claims, consult with the Purchaser prior to making any material decision or taking any material action relating to such claim and take such other actions as may be reasonably requested by the Purchaser in connection with the tendering of such claims to the applicable insurers under such policies, and (iii) the Seller and the respective Seller’s Group Company shall provide the Purchaser with the net proceeds they realize with respect to such claims; provided, further, that (A) the Purchaser shall be liable for all uninsured or self-insured amounts in respect of such claims and (B) the Purchaser agrees to reimburse, upon the request of the Seller or the applicable Seller’s Group Company for all out-of-pocket costs incurred by the Seller or such Seller’s Group Company associated with Purchaser-initiated claims, including costs of filing a claim, arbitration costs, any deductibles and premium increases under the insurance policies and programs resulting from such claims. From and after the Closing, the Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Business.

17.2	Payroll Administration

17.2.1

The Seller shall transfer to the Purchaser (or its designated Affiliate) with legal effect as of the Closing Date the service agreement for payroll administration further set out in Exhibit 17.2.1 (the “Payroll Administration Agreement”) along with all rights and obligations by way of outright transfer in the form of assumption of contract (Vertragsübernahme) subject to any third party consents. In relation to the Payroll Administration Agreement, the Purchaser undertakes to enter into such agreements and documents and do all acts as are required to effect the assumption of contract (Vertragsübernahme), provided that the Seller shall not be obliged to bear any costs relating to such assumption of the Payroll Administration Agreement.

17.2.2

In the event that the Seller does not receive a third party consent required for the transfer of the Payroll Administration Agreement along with all rights and obligations by way of outright transfer in the form of assumption of contract (Vertragsübernahme), the Seller, EMP and the Purchaser shall (i) following the Closing Date, and for a period of six (6) months thereafter, use reasonable best efforts to obtain as promptly as practicable such third party consent, and (ii) during such period cooperate to establish an agency type or other similar arrangement reasonably satisfactory to the Seller and the Purchaser under which EMP (or its designated Affiliate) would obtain, to the fullest extent practicable and not prohibited by any applicable law, the claims, rights and benefits and assume the corresponding liabilities under the Payroll Administration Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement or through a new relationship with the provider or an agreement with a replacement provider, in each case, to provide the Parties the economic and operational equivalent, to the extent permitted, of obtaining such third party consent) at the costs and expenses of the Purchaser and further; provided, however, that in no event shall any Party or their respective Affiliates be obligated to make any payments in order to obtain any consent or approval described in this Section 17.2.2.

17.3	Lease Agreement

The Seller shall procure (steht dafür ein) that the office lease agreement currently in effect between the Seller as lessee and EMP as lessor shall be terminated and cancelled as of the Closing Date without any costs, liability, charges or expenses on EMP or any other EMP Group Company.

17.4	Non-Solicitation

The Seller and its Affiliates undertake for a period of (i) twenty-four (24) months from the Closing Date with respect to the individuals listed on Exhibit 17.4 and (ii) twelve (12) months from the Closing Date with respect to any other managing director, current or future director, officer or employee of the EMP Group Companies, not to solicit, and to procure that no Seller’s Related Person solicits, whether alone, jointly, or with another person, directly or indirectly, on their own behalf or on behalf of a third party, whether for their own or for a third party’s account in any way, any such individual or managing director, current or future director, officer or employee of the EMP Group Companies described in the preceding clauses (i) and (ii), for employment or service or with respect to a termination or violation of such person’s existing relationship with any EMP Group Company. Nothing shall, however, prevent the Seller or any Seller’s Related Person from hiring any such person:

17.4.1

who applies for any position with the Seller or any Seller’s Related Person (without solicitation by the Seller or such Seller’s Related Person) that is advertised publicly and not targeted at individual prospective employees who are or were employed by any EMP Group Company;

17.4.2	whose employment or position has been terminated by any EMP Group Company for any reason after the Closing Date; or

17.4.3	whose employment with any EMP Group Company ceased twelve (12) months or more before the date of his or her employment by either of the Seller or any Seller’s Related Person.

18	Purchaser’s Remedies

18.1	Breach; Losses; Special Indemnities

18.1.1

Consequences of Breach. Subject to the provisions of this Section 18.1.1, in the event of any breach or non-fulfillment by the Seller of any of the Seller’s Warranties and/or the Bring Down Covenant (the “Breach”), the Seller shall, at the Purchaser’s election (i) put the Purchaser, or at the Purchaser’s election, the relevant EMP Group Company, into the position that it would have been in if the Breach had not occurred (Naturalrestitution), provided that such restitution in kind is possible and further provided that the value of any such for the restitution in kind so received shall count against the Indemnity Escrow Amount, or (ii) pay to the Purchaser or, at the Purchaser’s election, the relevant EMP Group Company compensation in cash (Schadensersatz in Geld) for any Losses incurred by the Purchaser or the relevant EMP Group Company arising from such Breach (the “Purchaser Claim”).

18.1.2

Definition of Losses. For the purposes of this Agreement, “Losses” shall be determined using the legal principles of calculation of damages, mitigation of damages and off-setting of losses by advantages (Schadensberechnung, Schadensminderung, Vorteilsausgleich) pursuant to Sections 249 et seq. BGB but shall exclude any consequential damages (Folgeschäden) and lost profits (entgangener Gewinn) unless to the extent covered by the purpose and intent of the Seller’s Warranty that has been breached (vom Sinn und Zweck der verletzten Garantie erfasst) or any internal administration and overhead costs. The limitations under this Section 18.1.2 regarding the determination of the liability of the Seller shall not apply in case of a willful (vorsätzlich) breach of the Seller’s obligations under this Agreement.

18.1.3

Seller Transaction Expenses Indemnity. Notwithstanding the provisions of Section 18.2, the Seller shall indemnify and hold harmless the Purchaser and its Affiliates (including the EMP Group Companies following the Closing) for any Losses suffered, incurred or resulting from any Seller Transaction Expenses that remain unpaid by the Seller following the Closing and are not reflected in the determination of the Purchase Price.

18.2	Exclusion of Liability

The Seller shall not be liable for, and the Purchaser shall not be entitled to bring, any Purchaser Claim or, where applicable, any other claim under or in connection with this Agreement if and to the extent that:

18.2.1

the Purchaser or any of the EMP Group Companies, or any successor to all or parts of their business has actually received repayment, reimbursement, indemnification or has otherwise recovered from a third party (other than any of the EMP Group Companies), including under any insurance policy, maintained by the relevant EMP Group Company, in force until the Closing Date which is not terminated automatically upon Closing;

18.2.2	the matter to which the Purchaser Claim relates has been expressly taken into account in (i) the Final Closing Statement binding upon the Parties,

(ii) the 2017 Accounts by way of a specific provision (Rückstellung), liability (Verbindlichkeit), exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert), in each case reasonably associated with the matter in question and evident;

18.2.3

the facts and circumstances underlying the Breach were Fairly Disclosed and actually known (positive Kenntnis) by the managing directors of the Purchaser as well as of the persons listed in Exhibit 18.2.3 as of the Signing Date;

18.2.4

the Purchaser Claim results from or is increased by, the passing of, or any change in, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any governmental authority after the Signing Date;

18.2.5

subject to Section 19.1.3, the Breach or the respective Losses are attributable to the change of control over the EMP Group Companies in the course of, or otherwise caused by, the transactions contemplated under this Agreement, provided that the relevant documentation that contains the relevant change of control clause has been Fairly Disclosed.

“Fairly Disclosed” means that events, information or documents were disclosed in such a manner which allowed a prudent business person, from an objective perspective and applying customary due diligence standards for similar transactions in the same circumstances as the Purchaser, who was permitted to review the same, to make a reasonably informed assessment of such a deviation from the relevant Seller’s Warranty and of the potential impact thereof on the EMP Group Companies; provided, that events, information or documents contained in a Schedule relating to a specific Seller’s Warranty shall also be deemed to be Fairly Disclosed for the purposes of another Seller’s Warranty, if their relevance with regard to such Seller’s Warranty is reasonably apparent on the face of such disclosure. The provisions of Section 442 BGB and Section 377 German Commercial Code (HGB) shall not apply.

18.3	Breach Notice

If the Purchaser after the Closing becomes aware of any facts or circumstances which constitute, or are reasonably likely to constitute, a Breach, the Purchaser shall give the Seller written notice thereof as soon as reasonably practicable, in any case no later than one (1) month after the Purchaser has discovered the facts and circumstances underlying such Purchaser Claim.

18.4	De Minimis; Basket

18.4.1	A Breach of Seller’s Warranties (other than Title Warranties or Fundamental Warranties) or the Bring Down Covenant shall only give rise to a Purchaser Claim against the Seller:

(a)

if the amount to which the Purchaser is entitled vis-à -vis the Seller under such individual claim, or an individual series of such claims related to the same or comparable underlying circumstances (gleicher Lebenssachverhalt) exceeds EUR 155,000.00 (in words: Euro one hundred and fifty-five thousand) (the “De Minimis”) in which case the Seller shall be liable for the entire amount and not just for the portion exceeding the De Minimis (Freigrenze); and

(b)

if and to the extent the aggregate amount of all Purchaser Claims based on Breaches to which the Purchaser is entitled vis-à -vis the Seller, to which this Section 18.4 applies and which are not excluded pursuant to Section 18.4.1(a) exceeds EUR 1,550,000.00 (in words: Euro one million five hundred and fifty thousand) (the “Basket”), in which case the Seller shall be liable for the entire amounts and not just the portion exceeding the Basket (Freigrenze).

18.4.2

For both purposes under this Section 18 of determining the amount of Losses in the event of a Breach, and for purposes of determining whether a Breach has occurred, no effect shall be given to any materiality, Material Adverse Effect or similar materiality qualifications contained in any of the Seller’s Warranties (other than the representations and warranties contained in Sections 14.7 and 14.22).

18.5	Limitation Periods

Any claims of the Purchaser under or in connection with this Agreement shall become time-barred (verjähren) unless notice of such claim has been provided by the Purchaser prior to the time period set forth below in the case of which (i) the limitation shall be tolled only for the claim for which notice was given and (ii) such claim shall then be time-barred twelve (12) months after the notice has been given unless the Purchaser has initiated arbitration proceedings with respect to such claim prior to such point in time:

(a)	in case of the Purchaser Claims due to Breach of Title Warranties or Fundamental Warranties, which shall become time-barred four (4) years after the Closing Date;

(b)

claims arising as a result of willful breaches (Vorsatz) or fraud (Arglist) which shall become time-barred pursuant to statutory law. Section 203 BGB shall not apply unless the Parties agree in writing that the expiry period shall be tolled (gehemmt) on the basis of pending settlement negotiations;

(c)	claims for a breach of a Seller’s Covenant which shall become time-barred (verjähren) nine (9) months after the Closing Date;

(d)	claims under Section 17.4 which shall become time-barred (verjähren) three (3) months after the lapse of the 24-months period or the twelve-months period, as the case may, under Section 17.4;

(e)	all Insured Claims (except for the Title Warranties and the Fundamental Warranties) which shall become time-barred (verjähren) fifteen (15) months after the Closing Date; and

(f)	all other claims of the Purchaser (including with respect to a Breach of the Bring Down Covenant), on the fifteen (15) month anniversary of the Closing Date.

18.6	W&I Insurance Recourse

18.6.1

W&I Insurance. The Purchaser confirms and represents to the Seller that it has taken out warranty and indemnity insurance under an insurance policy a copy of which is attached hereto in Exhibit 18.6.1, (the “W&I Insurance” and the relevant insurance provider(s) as therein identified (collectively), the “Insurer”). The Purchaser shall refrain from any actions or omissions that adversely affect its coverage position under, or the continuation of, the W&I Insurance.

18.6.2

Warranty Liability Cap. Any liability of Seller for Purchaser Claims based on Breaches of the Seller’s Warranties, including Fundamental Warranties, and/or a Breach of the Bring Down Covenant (collectively, the “Insured Claims”) shall in no event exceed EUR 3,100,000.00 (in words: Euro three million one hundred thousand) (the “Warranty Liability Cap”). Consequently, the Purchaser’s sole recourse for the Insured Claims beyond the Warranty Liability Cap shall be against the Insurer and the Purchaser shall not bring any Insured Claims beyond the Warranty Liability Cap against the Seller. The Purchaser expressly acknowledges, and the Parties agree, that the validity and collectability risk in respect of the W&I Insurance shall solely and irrevocably rest with the Purchaser, and that the Warranty Liability Cap contained herein shall apply notwithstanding any subsequent non-payment under the W&I Insurance or any vitiation or expiry or termination thereof.

18.7	Excess Recoveries

If the Purchaser recovers from a third party for Losses for which it (or the relevant EMP Group Company) was already compensated in whole or in part by the Seller under or in connection with this Agreement, the Purchaser undertakes to pay to the Seller the amount of such excess recovery up to the amount actually received from the Seller within ten (10) Business Days of its receipt.

18.8	No Double Dip; Treatment of Claim Compensation

The Purchaser shall not be entitled to make any claims against the Seller pursuant to this Agreement if and to the extent any such claimed amount has been taken into account in the Final Closing Statement which has become binding upon the Parties. For the avoidance of doubt, Seller’s remedies under or in connection with this Agreement which relate to the same facts or circumstances (Lebenssachverhalt) shall be limited to the specific remedies set forth herein and under no circumstances shall the Seller be entitled to claim Losses for the same facts and circumstances more than once. Any payments made by Seller to Purchaser or the EMP Group Companies for any Purchaser Claim or any other claims under or in connection with this Agreement shall be deemed to be an adjustment of the Purchase Price.

18.9	No Additional Rights or Remedies

18.9.1

Exclusive Remedies. The remedies which the Purchaser may have against the Seller under or in connection with this Agreement, including for Breaches of any of the Seller’s Warranties or any other agreements or undertakings set forth in this Agreement shall be the exclusive remedies available to the Purchaser in respect to the Seller. If and to the extent permitted by law, any claims and remedies other than those explicitly provided for in this Agreement, including for such Breaches, regardless of their nature, amount or legal basis, are hereby expressly excluded and waived by the Purchaser, such waiver hereby being accepted by the Seller, save and except for primary claims (primäre Erfüllungsansprüche) and claims for non-fulfillment of such claims.

18.9.2

No Other Remedies. Without limiting the generality of Section 18.9.1 above, in particular, any right of the Purchaser to lower the Purchase Price or any portion thereof (Minderung), to withdraw (Rücktritt) from this Agreement (with Section 13.1 above remaining unaffected) or to require the winding up of the transactions contemplated hereunder on any other legal basis (e.g., by way of so-called großer Schadenersatz) shall be excluded and waived (Verzicht) by the Purchaser in its entirety. Further, (i) any claim for breach of pre-contractual obligations (culpa in contrahendo), including claims arising under Sections 241 para. 2, 311 para. 2 and 3 BGB or ancillary obligations (Nebenpflichten), including claims arising under Sections 241 para. 2, 280 BGB, (ii) any claims based on frustration of contract (Störung der Geschäftsgrundlage) pursuant to Section 313 BGB, (iii) all remedies of the Purchaser for defect of the purchased object including claims arising under Sections 437 through 441 BGB and (iv) the right to rescind (Anfechtung) this Agreement are hereby also expressly excluded and waived (Verzicht) by the Purchaser in its entirety. If and to the extent the exclusion of claims based on frustration of contract (Störung der Geschäftsgrundlage) is, despite the risk allocation agreed upon between the Parties in this Agreement, held invalid, such exclusion shall be construed, to the extent legally permissible, to set the thresholds for such principles to apply particularly high and to limit respective remedies to adjustment of this Agreement under exclusion of the right to withdraw (Rücktritt).

18.9.3

Willful Deceit; Willful Misconduct. This Section 18.9 as well as any other limitations and exclusions of liability pursuant to this Agreement shall not apply to any rights and remedies for willful deceit (arglistige Täuschung) by the Seller or the Seller’s own willful misconduct (Vorsatz), in which case statutory law shall apply.

18.10

If and to the extent Seller is liable for a Breach of Section 14.20.3, the Purchaser shall cause the relevant EMP Group Company to assign to the Seller (or its designated Affiliate) any claim for compensation, reimbursement or otherwise against a third party as a result of the secondary obligation which has caused the Breach.

19	Cooperation on Tax Matters

The Seller and the Purchaser shall provide each other with such corporation and information as either of them may reasonably request in respect of Taxes of the EMP Group Companies relating to any taxable period or portion thereof ending on or before the Closing Date if and to the extent that (i) one or the other Party needs such corporation or information to handle their Tax matters after the Closing or (ii) such cooperation or information is relevant for any claim a Party may have under this Agreement. Such corporation and information shall include providing copies of relevant Tax returns or Tax assessment notices and other documents received from any Tax Authority by any Party.

20	Purchaser’s Guarantees

The Purchaser hereby represents to the Seller in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 BGB that the statements in this Section 20 (the “Purchaser’s Warranties”) are correct as of the Signing Date and the Closing Date, unless it is specifically provided that a Purchaser’s Warranty is made as of a different or additional date or dates, in which case such Purchaser’s Warranty shall be correct as of such different or additional date or dates.

20.1	Status of the Purchaser

20.1.1	Corporate Status. The Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of Germany.

20.1.2

Due Authorization. The Purchaser has obtained all required approvals for the execution of this Agreement and the consummation of the transactions contemplated hereunder and such execution and consummation does not violate any provisions of the articles of association of the Purchaser.

20.1.3

No Insolvency. No insolvency proceedings (Insolvenzverfahren) are being applied for, are pending or have been rejected on account of lack of assets in relation to the Purchaser. The Purchaser is neither unable to pay its debt (zahlungsunfähig) (not taking into account any potential positive going concern prognosis (positive Fortführungsprognose)) nor is over-indebted (überschuldet).

20.1.4

No Violation of Law or Orders. Subject to the Merger Clearance being obtained, (a) the Purchaser requires no approval or consent or waiver from any governmental authority to enter into this Agreement and to consummate the transactions contemplated hereunder, and (b) the execution and consummation of this Agreement and the performance of the transactions contemplated hereunder do not violate any applicable law or any judicial or governmental order (gerichtliche oder behördliche Verfügung) by which the Purchaser is bound, and (c) there are no proceedings or investigations pending or threatened against the Purchaser or its respective Affiliates which seek to prevent or materially delay the consummation of the transactions contemplated under this Agreement.

20.1.5

Enforceability. Subject to the Merger Clearance being obtained, this Agreement has been or will be duly executed on behalf of the Purchaser and constitutes binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions.

20.2	intentionally left blank

21	Purchaser’s Covenants; Purchaser’s Indemnity

21.1	Access to Information

21.1.1

Access to Books and Records. From the Closing Date, the Purchaser will afford to the Seller and its legal counsel and representatives access, upon reasonable advance notice and during business hours, to books and records, as well as to other information of the EMP Group Companies and their representatives as long as and to the extent necessary for the Seller in connection with any reasonable business purpose of the Seller (including under or in connection with this Agreement) or any other reasonable business purpose of the Seller, and shall provide the Seller at its request and its cost with copies of such documents. Notwithstanding the foregoing provisions of this Section 21.1.1, (i) the Purchaser will not be required, in its reasonable judgement, to violate any obligation of confidentiality to which the Purchaser may be subject in discharging its obligations pursuant to this Section 21.1.1, (ii) the Seller agrees that any access it is granted under this Section 21.1.1 shall not unreasonably interfere with the operation of the Business by the Purchaser, and (iii) the Purchaser shall not be required to provide access to such books or records or disclose information where, following consultation with counsel (which may be in-house counsel), such access may result in an inability of Purchaser to successfully assert a claim of attorney-client privilege or would contravene any applicable law or regulation.

21.1.2

Maintenance of Books and Records. The Purchaser shall cause (steht dafür ein) the EMP Group Companies to keep and maintain all books and records relating to any period prior to the Closing Date in accordance with the retention periods provided for under applicable mandatory law.

21.2	Cooperation

Each Party agrees to execute, or cause (stehen dafür ein) to be executed, at the other Party’s request, all agreements and documents and to give and take, or cause to be given and taken, respectively, all other declarations and actions necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement, unless the execution of such agreements and documents or the giving of such declarations or the taking of such actions would cause an unreasonable hardship (Unzumutbarkeit) to such first Party.

21.3	No Claims by the EMP Group Companies

Subject to Section 21.4.2 below and Closing occurring, the Purchaser shall cause (steht dafür ein) that after the Closing Date none of the EMP Group Companies brings any claims against the Seller, the Seller’s Affiliates and each of their respective successors, assigns, officers, directors, managers and employees (collectively, the “Seller’s Indemnitees”) (i) in connection with the direct or indirect shareholding prior to Closing of the Seller or any of the Seller’s Indemnitees in, or any action as direct or indirect shareholder of, an EMP Group Company (including any of its predecessors), or (ii) in connection with any person representing the Seller or any of the Seller’s Indemnitees towards an EMP Group Company prior to Closing or being or having been a member of a board or other corporate body of an EMP Group Company prior to Closing (together the “Secondary Claims”).

21.4	Purchaser’s Indemnity

21.4.1

Indemnification of Beneficiaries. Subject to Section 21.4.2 below and Closing occurring, the Purchaser shall indemnify and hold harmless the Seller and any of the Seller’s Indemnitees from and against any claims, obligations, liabilities, or losses (whether past, present or future, actual or contingent, direct or indirect), damages and reasonable costs and expenses (including Taxes, reasonable legal fees, expenses and disbursements) arising out of or in connection with (i) a Secondary Claim, (ii) a breach of the 338 Election Covenant, and/or (iii) any liability of the Seller after the Closing Date relating to the successful or unsuccessful legal or beneficial transfers of the Insurance Agreements and the Payroll Administration Agreement.

21.4.2	The following claims shall remain unaffected and excluded from the undertakings and indemnities set out in Sections 21.3 and 21.4.1:

(a)	claims for willful deceit (arglistige Täuschung) or willful misconduct (Vorsatz);

(b)	claims of the Purchaser against the Seller under any Seller’s Warranty, covenant, indemnity or other undertaking given to the Purchaser under this Agreement; and

(c)	trade accounts receivable or trade accounts payable between an EMP Group Company and any Seller’s Group Company or the Seller’s Related Persons.

21.4.3

Agreement for the Benefit of Third Parties. The obligations of the Purchaser pursuant to Section 21.4.1 are a true agreement for the benefit of third parties (echter Vertrag zugunsten Dritter) within the meaning of Section 328 para. 1 BGB for the benefit of each beneficiary.

21.5	German Transfer Pricing Taxes; 338 Election

21.5.1

“German Transfer Pricing Taxes” means income Taxes resulting from adjustments in respect of the use of EMP’s brand by EMP Mailorder Italia S.r.l. assessed against EMP on the basis of a Tax Audit covering the fiscal years 2008 through 2012 which have already been paid by EMP.

21.5.2

The Purchaser shall pay to the Seller an amount equal to any refunds (plus any interest accrued) of German Transfer Pricing Taxes received by way of payment or set-off by EMP. The payment shall be due within 20 (twenty) Business Days of the receipt of the relevant Tax assessment notice. If a refund of Taxes is paid to Seller and the refund is subsequently denied by a Tax Authority the Seller shall pay to Purchaser the amount of such Tax refund plus any interest accrued and penalties incurred.

21.5.3

The Purchaser shall not, and shall not allow any of its Affiliates, to make an election under Section 338 of the United States Internal Revenue Code of 1986 (as amended) with respect to any transaction contemplated by this Agreement (the “338 Election Covenant”).

22	Seller’s Remedies

If and to the extent any of the Purchaser’s Warranties or the Purchaser’s covenants or indemnities, in particular those under Section 21, is breached or the Purchaser is in breach of any of its other obligations or otherwise liable to the Seller, as the case may be, under or in connection with this Agreement, the Seller’s respective claims and remedies, and the Purchaser’s liability vis-à-vis the Seller shall be determined in accordance with statutory law, with any specific claim or remedy provided for under this Agreement remaining unaffected.

23	Confidentiality; Announcements

23.1

Confidentiality. For a period of two (2) years after the Signing Date, the Parties shall treat all Confidential Information (as defined below) as strictly confidential and shall refrain from disclosing it to any third parties, unless:

23.1.1

such Confidential Information has been legally obtained from a third party who is not restricted from disclosing such Confidential Information by law or regulation or, to the relevant Party’s best knowledge, by contractual obligations;

23.1.2	such Confidential Information has been independently developed by the relevant Party without use or benefit of any of the Confidential Information of the other Parties;

23.1.3	such Confidential Information is within the public domain or later becomes part of the public domain without a breach by a Party of its obligations under this Section 23;

23.1.4

agreed in writing between the Parties; the Parties hereby agree that Confidential Information which is required for the Merger Control Filing may be disclosed to the relevant governmental authorities and Confidential Information which is required for making a Tax filing (including for German real estate transfer tax purposes) or requested by any Tax Authority may be disclosed to the relevant Tax Authority; or

23.1.5

the disclosure is required by law or stock exchange regulations (including, with respect to Purchaser, any law, rule, regulation or governmental order or body applicable to Purchaser or its Affiliates pursuant to or in connection with Purchaser’s or its Affiliates’ debt financing arrangements), subject to the disclosing parties compliance with the last sentence of Section 23.3 hereof, applied mutatis mutandis.

“Confidential Information” shall mean this Agreement, the content of this Agreement and all information of a confidential nature created, transferred, recorded or employed as part of, or otherwise resulting from, any activities undertaken pursuant to this Agreement, including business, organizational, technical, financial, marketing, operational, regulatory or sales information of the Seller’s Group, and in relation to the Seller only, the EMP Group.

23.2

Disclosure. Either Party may disclose Confidential Information to its Affiliates and its or its Affiliates’ officers and employees, brokers, lenders, insurers or professional advisors, financial sponsors in connection with fund raising activities who have specifically agreed in writing to be bound by the receiving Party’s confidentiality obligations hereunder, unless they are subject to confidentiality obligations with respect to such Confidential Information which are equivalent in scope and nature to the confidentiality obligations of the receiving Party hereunder on the basis of their employment or service agreements, enforceable rules of conduct or individual confidentiality undertakings.

23.3

Public Announcements. Without the prior written approval of the other Parties which shall not be unreasonably withheld, no Party shall make any public announcement regarding this Agreement, unless required by law or stock exchange regulations (including, with respect to Purchaser, any law, rule, regulation or governmental order or body applicable to Purchaser or its Affiliates in connection with Purchaser’s or its Affiliates’ debt financing arrangements). Subject to proviso in the foregoing sentence, at least five (5) Business Days prior to any permitted announcement, the Party wishing to make an announcement shall notify the other

Party in writing and provide the other Party with the proposed wording and take any requests of the other Party into due consideration and use reasonable efforts to reflect such requests into the announcement.

24	Miscellaneous

24.1

Any and all payments by Seller to Purchaser or to any of the EMP Group Companies for Purchaser Claims or any indemnification claims under this Agreement shall be deemed an adjustment of the Purchase Price.

24.2	Notices

All notices, requests and other communications under or in connection with this Agreement shall be made in writing in the English language and delivered by hand, courier, mail, email or telefax (provided that the email notification or telefax receipt is promptly confirmed in writing) to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (i) receipt of a copy of a notice, request or other communication by a Party’s advisors shall not constitute or substitute receipt thereof by the respective Party itself and (ii) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement.

24.2.1	To the Seller:

SP Merchandising Holding GmbH & Co. KG

c/o Sycamore Partners Management L.P.

Attn.: Mr. Stefan Kaluzny; Mr. Dary Kopelioff

9 W 57th Street, 31 Floor

New York, New York, 10019

Email: skaluzny@sycamorepartners.com / dkopelioff@sycamorepartners.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis International LLP

Attn.: Mikaal Shoaib; Dr. Benjamin Leyendecker

Maximilianstraße 11

80539 Munich

Germany

Fax: +49 89 2030 6100

Email: mikaal.shoaib@kirkland.com / ben.leyendecker@kirkland.com

24.2.2	To the Purchaser:

c/o Warner Music Inc.

Attention: General Counsel

1633 Broadway

New York, NY 10019

United States of America

Fax: +1 (212) 275-3601

E-mail: paul.robinson@wmg.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

Attn.: Robert M. Katz

599 Lexington Avenue

New York, NY 10022

United States of America

Fax: +1 (646) 848-8008

E-mail: rkatz@shearman.com

and

Shearman & Sterling LLP

Attn.: Andreas Löhdefink

Bockenheimer Landstrasse 2-4

Frankfurt am Main, 60306

Germany

Fax: +49 69 9711 1933

E-mail: andreas.loehdefink@shearman.com

24.3	Costs, Taxes and Expenses

24.3.1

Taxes; Fees; Other Charges. Subject to Section 24.3.2, the Purchaser shall bear all transfer taxes (including real estate transfer taxes), stamp duties, fees (including the fees for notarization of this Agreement and the Reference Deed), registration duties and other charges in connection with any regulatory requirements (including merger control proceedings) and other charges and costs payable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. The Purchaser and the Seller agree to cooperate to minimize the imposition of any such Tax, timely file any required Tax Returns and in the execution and delivery of all instruments and certificates necessary to demonstrate an exemption from (or reduction in) any such Tax. The Seller shall and shall procure that the EMP Group Companies provide the Purchaser upon request of the Purchaser as soon as reasonably practicable with any document or information the Purchaser may need to submit an appropriate filing for German real estate tax purposes.

24.3.2	Own Expenses. Each Party shall bear its own expenses, including the fees of its advisors and counsel.

24.4	Entire Agreement

This Agreement (together with all Exhibits and Schedules hereto) contains the entire agreement between the Parties concerning its subject matter and supersedes all prior agreements, oral and written declarations of intent and other legal arrangements (whether binding or non-binding) made by the Parties in respect to all or any part of the subject matter of this Agreement.

24.5	Amendments, Supplements

Any amendments to this Agreement (together with all Exhibits and Schedules hereto) (including amendments to this Section) or a waiver of terms and conditions shall be valid and binding upon the Parties only if approved in writing by an authorized representative of each Party, unless applicable mandatory law requires otherwise.

24.6	Assignments

No Party may assign, delegate or otherwise transfer any right or claim it may have under or in connection with this Agreement without the prior written consent of each other Party hereto. However, the Purchaser may assign or pledge (i) for security purposes rights and claims under this Agreement to the banks and financing institutions financing the transactions contemplated by this Agreement (including the refinancing of existing indebtedness of the EMP Group Companies) or (ii) its rights or claims under this Agreement to any of its Affiliates.

24.7	No Rights of Third Parties

Subject to Section 21.4.3 above, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including any EMP Group Company (kein echter Vertrag zugunsten Dritter).

24.8	Interpretation

24.8.1	Exhibits and Schedules. All Exhibits and Schedules to this Agreement constitute an integral part of this Agreement.

24.8.2	Headings. The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

24.8.3

Language. This Agreement is written in the English language (except that Exhibits or Schedules may be in the German language). Terms to which a German translation has been added in parentheses and italics shall be interpreted in accordance with such German translation alone disregarding the English term to which such German translation relates.

24.8.4

Legal Terms. Any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept shall, in respect of any jurisdiction other than Germany, be deemed to include what most nearly approximates in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

24.8.5

Specific Expressions. Whenever the words “include”, “includes” or “including” or “in particular” or similar expressions are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “hereof”, “herein”, “hereunder”, “hereto” or similar expressions are used in this Agreement, they refer to this Agreement as a whole and not to a specific Section of this Agreement.

24.9	Governing Law; Jurisdiction; Agent for Service of Process

24.9.1

Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

24.9.2

Arbitration. Any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the arbitration rules of the German Institution of Arbitration e.V. (DIS), including the Supplementary Rules for Expedited Proceedings, as applicable from time to time, without recourse to the ordinary courts of law. In addition to the foregoing arbitration rules, the Rules on the Taking of Evidence in International Arbitration of the International Bar Association shall apply; provided, that the arbitral tribunal shall decide matters of privilege based on what is fair and equitable taking into account recognized principles such as lawyer-client communication and attorney-work privilege (including, in each case, with respect to in-house lawyers). The place of arbitration shall be Frankfurt am Main. The language of the arbitral proceedings shall be English, provided, however, that written evidence may be submitted in either the English or German language.

24.9.3

Alternative Venue. In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, to the extent legally permissible, the competent courts in Frankfurt am Main shall have exclusive jurisdiction.

24.10	Severability

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 24.10 shall not result in a reversal of the burden of proof but that Section 139 BGB is hereby excluded in its entirety.